Exhibit 4.5









                       AGREEMENT AND PLAN OF AMALGAMATION



                                  BY AND AMONG



                                  Alvarion Ltd.



                              Alvarion Mobile Inc.



                                       AND



                   Interwave Communications International Ltd.



                            DATED AS OF JULY 27, 2004

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                                TABLE OF CONTENTS

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ARTICLE I THE AMALGAMATION............................................................................................2

         1.1      The Amalgamation Transaction........................................................................2
         1.2      Closing Date........................................................................................2
         1.3      Effect on Capital Stock.............................................................................2
         1.4      Surrender of Certificates...........................................................................3
         1.5      Interwave's Transfer Books Closed; No Further Ownership Rights in Interwave Shares..................4
         1.6      Lost, Stolen, Destroyed or Unissued Certificates....................................................4
         1.7      Taking of Necessary Action; Further Action..........................................................5
         1.8      Tax Consequences....................................................................................5

ARTICLE II REPRESENTATIONS AND WARRANTIES OF INTERWAVE................................................................5

         2.1      Organization and Qualification; Subsidiaries........................................................5
         2.2      Memorandum of Association; Bye-laws.................................................................6
         2.3      Capitalization......................................................................................6
         2.4      Authority Relative to this Agreement................................................................8
         2.5      No Conflict; Required Filings and Consents..........................................................8
         2.6      Compliance with Laws; Environmental Matters; Permits................................................9
         2.7      SEC Filings; Financial Statements..................................................................10
         2.8      No Undisclosed Liabilities.........................................................................11
         2.9      Absence of Certain Changes or Events...............................................................11
         2.10     Absence of Litigation..............................................................................12
         2.11     Employee Matters and Benefit Plans.................................................................12
         2.12     Receivables........................................................................................16
         2.13     Restrictions on Business Activities................................................................16
         2.14     Property...........................................................................................17
         2.15     Taxes..............................................................................................17
         2.16     Brokers............................................................................................19
         2.17     Intellectual Property..............................................................................19
         2.18     Contracts..........................................................................................24
         2.19     Opinion of Financial Advisor.......................................................................25
         2.20     Insurance..........................................................................................26
         2.21     Board Approval.....................................................................................26
         2.22     Inapplicability of Certain Statutes................................................................26
         2.23     Foreign Corrupt Practices Act......................................................................26
         2.24     Major Customers and Suppliers; Product Prices......................................................26
         2.25     Product Warranty and Product Liability.............................................................27
         2.26     Inventory..........................................................................................27
         2.27     Full Disclosure....................................................................................27
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ARTICLE III REPRESENTATIONS AND WARRANTIES OF ALVARION AND MERGER SUB................................................27

         3.1      Organization and Qualification.....................................................................27
         3.2      Charter Documents..................................................................................28
         3.3      Authority Relative to this Agreement...............................................................28
         3.4      No Conflict; Required Filings and Consents.........................................................28
         3.5      SEC Filings; Financial Statements..................................................................29
         3.6      Financing..........................................................................................30
         3.7      Brokers............................................................................................30
         3.8      Merger Sub Board Approval..........................................................................30

ARTICLE IV CONDUCT PRIOR TO THE EFFECTIVE TIME.......................................................................30

         4.1      Conduct of Business by Interwave...................................................................30

ARTICLE V ADDITIONAL AGREEMENTS......................................................................................34

         5.1      Regulatory Publications and Filings; Preparation of Certificate of Amalgamation....................34
         5.2      Approval of Stockholders of Interwave..............................................................36
         5.3      Merger Sub General Meeting.........................................................................37
         5.4      Confidentiality; Access to Information.............................................................37
         5.5      No Solicitation....................................................................................37
         5.6      Public Disclosure..................................................................................39
         5.7      Commercially Reasonable Efforts....................................................................39
         5.8      Third Party Consents...............................................................................40
         5.9      Share Options and Employee Benefits................................................................40
         5.10     Interwave Warrants.................................................................................43
         5.11     Notification.......................................................................................43
         5.12     Indemnification....................................................................................44
         5.13     Assignment of Agreements...........................................................................44
         5.14     Alvarion Guaranty of Merger Sub Obligations........................................................45
         5.15     Payment of Certain Accounts Payable and Closing Costs..............................................45
         5.16     Bridge Loan........................................................................................45
         5.17     Corporate Authority................................................................................45

ARTICLE VI CONDITIONS TO THE AMALGAMATION............................................................................45

         6.1      Conditions to Obligations of Each Party to Effect the Amalgamation.................................45
         6.2      Additional Conditions to the Obligations of Alvarion and Merger Sub................................46
         6.3      Additional Conditions to the Obligations of Interwave..............................................47

ARTICLE VII TERMINATION, AMENDMENT AND WAIVER........................................................................48

         7.1      Termination........................................................................................48
         7.2      Notice of Termination; Effect of Termination.......................................................50
         7.3      Fees and Expenses..................................................................................51
         7.4      Amendment..........................................................................................51
         7.5      Extension; Waiver..................................................................................51
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ARTICLE VIII GENERAL PROVISIONS......................................................................................51

         8.1      Non-Survival of Representations and Warranties.....................................................51
         8.2      Notices............................................................................................51
         8.3      Interpretation; Knowledge..........................................................................52
         8.4      Counterparts.......................................................................................53
         8.5      Entire Agreement; Third Party Beneficiaries........................................................53
         8.6      Severability.......................................................................................54
         8.7      Other Remedies; Specific Performance...............................................................54
         8.8      Applicable Law.....................................................................................54
         8.9      Rules of Construction..............................................................................54
         8.10     Assignment.........................................................................................54

INDEX OF EXHIBITS

Exhibit A         Form of Voting Agreement

Exhibit B         Form of Employment and Non-Competition Agreement;



Schedule D        Parties signing the Voting Agreement

Schedule 4.1(g)   Option Guidelines

Schedule 5.9(e)   Employees receiving Offers of Employment and Summary of Terms

Schedule 5.15     Accounts Payable Costs and Transaction Costs

Schedule 6.2(c)   Officers entering Employment and Non-Competition Agreements

Schedule 6.2(d)   Consents
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                       AGREEMENT AND PLAN OF AMALGAMATION

     This AGREEMENT AND PLAN OF AMALGAMATION (the "Agreement") is made and entered into as of July 27, 2004, by and between Alvarion Ltd. ("Alvarion"), an Israeli company, Alvarion Mobile Inc. ("Merger Sub"), a Delaware corporation and a wholly owned subsidiary of Alvarion, and Interwave Communications International Ltd. ("Interwave") a Bermuda company.


                                    RECITALS

     A. Upon terms and subject to the conditions of this Agreement, Interwave and Merger Sub will amalgamate and merge with each other in accordance with
Section 104B of the Bermuda Companies Act 1981 (the "Bermuda Act") and Section 252 of the Delaware General Corporation Law (the "Delaware Code") (the "Amalgamation", and such amalgamated and merged entity, the "Amalgamated Company"), such that the Amalgamated Company will be a Delaware corporation and following which, pursuant to the Delaware Code, the separate corporate existence of Interwave will cease and the Amalgamated Company will become a wholly owned subsidiary of Alvarion, and each Interwave Share will be exchanged for cash in the amount of US$5.75, all in accordance with this Agreement, the Bermuda Act and the Delaware Code; and

     B. The Board of Directors of Interwave has: (i) determined that this Agreement, the Amalgamation and the other transactions contemplated by this Agreement are fair to, and in the best interests of, Interwave and its shareholders, and that, considering the financial position of the merging companies, no reasonable concern exists that the Amalgamated Company will be unable to fulfill the obligations of Interwave to its creditors; (ii) subject to the approval of Interwave shareholders as provided in Section 2.4, approved this Agreement, the Amalgamation and the other transactions contemplated by this Agreement; and (iii) subject to Section 5.2(b), determined to recommend that the shareholders of Interwave approve this Agreement, the Amalgamation and the other transactions contemplated by this Agreement.

     C   The Board of Directors of each of Alvarion and Merger Sub has approved this Agreement, the Amalgamation and the other transactions contemplated by this Agreement and the Board of Directors of Merger Sub has determined that, considering the financial position of the merging companies, no reasonable concern exists that the Amalgamated Company will be unable to fulfill the obligations of Merger Sub to its creditors.

     D   Concurrently with the execution of this Agreement and as a condition and inducement to Alvarion's willingness to enter into this Agreement: (i) all directors and officers and the principal shareholders of Interwave identified on Schedule D hereto are entering into voting agreements in substantially the form attached hereto as Exhibit A (the "Voting Agreements"); (ii) certain individuals are entering into employment and non-competition agreements in substantially the form attached hereto as Exhibit B, which shall become effective as of the Closing Date (as defined herein) (the "Employment and Non-Competition Agreements"); and (iii) all directors of Interwave and each of its subsidiaries (excluding only those directors of the foreign subsidiaries mutually and

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reasonably agreed upon by the parties) are executing resignation letters in form reasonably satisfactory to the parties which shall become effective as of the Closing Date (the "Director Resignations")

     NOW, THEREFORE, in consideration of the foregoing premises, the mutual covenants, promises and representations set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and accepted, the parties agree as follows:

                                    ARTICLE I

                                THE AMALGAMATION

     1.1 The Amalgamation Transaction. At the Effective Time (as defined in
Section 1.2) and subject to and upon the terms and conditions of this Agreement and the applicable provisions of the Bermuda Act and the Delaware Code, (a) Interwave and Merger Sub will amalgamate and merge with each other in accordance with Section 104B of the Bermuda Act and the Delaware Code, such that the Amalgamated Company will be a Delaware corporation and following which, pursuant to the Delaware Code, the separate corporate existence of Interwave will cease and the Amalgamated Company shall become a wholly owned subsidiary of Alvarion and shall succeed to, and assume all of the rights, properties and obligations of, Interwave; and (b) all Interwave Shares will be exchanged for the right to receive the Per Share Consideration in accordance with Section 1.3(b) hereof, all in accordance with the provisions of the Bermuda Act and this Agreement.

     1.2 Closing Date. Subject to the terms and conditions of this Agreement, the closing of the Amalgamation and the other transactions contemplated by this Agreement (the "Closing") shall take place at a time and on a date to be designated by the parties (the date upon and time at which the Closing actually occurs being referred to herein as the "Closing Date" and the "Effective Time", respectively), which date shall be no later than the second business day (or such other period of time mutually agreed to by the parties) following the satisfaction or waiver of the conditions set forth in Article VI hereof (other than those conditions which by their terms are to be satisfied or waived as of the Closing).

     1.3 Effect on Capital Stock. Subject to the terms and conditions of this Agreement, at the Effective Time, by virtue of the Amalgamation, the following shall occur:

          (a) Amalgamation of Interwave and Merger Sub. Interwave and Merger Sub will amalgamate and merge with each other in accordance with Section 104B of the Bermuda Act and the Delaware Code, and the separate corporate existence of Interwave shall cease and Merger Sub shall continue as the Amalgamated Company.

          (b) Exchange of Interwave Shares. Each Common Share, par value US$0.01 per share, in the capital of Interwave (the "Interwave Shares") issued and outstanding immediately prior to the Effective Time, other than any Interwave Shares owned by any direct or indirect wholly-owned subsidiary of Interwave, shall automatically be converted into and represent solely the right to receive an amount equal to US$ 5.75 (the "Per Share Consideration"), subject to the provisions

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of Section 1.3(e), payable to each person who was a registered holder of such Interwave Share immediately prior to the Effective Time upon surrender of the certificate representing such Interwave Share in the manner provided in
Section 1.4 (or in the case of a lost, stolen, destroyed or unissued certificate, upon delivery of an affidavit (and bond, if required) in the manner provided in Section 1.6).

          (c) Subsidiary-Owned Stock. Notwithstanding the provisions of Section 1.3(b), at the Effective Time, each Interwave Share that is owned by any direct or indirect wholly-owned subsidiary of Interwave immediately prior to the Effective Time shall remain outstanding, shall not be exchanged under Section 1.3(b) and no Per Share Consideration shall be delivered with respect thereto.

          (d) Stock Options; Warrants; Employee Stock Purchase Plan. At the Effective Time, all Interwave Share Options then outstanding (as defined in
Section 5.9) shall be treated in accordance with Section 5.9(a). At the Effective Time, all Interwave Warrants (as defined in Section 2.3(a)) then outstanding shall be assumed by Alvarion in accordance with Section 5.10. Purchase rights outstanding under Interwave's 1999 Employee Share Purchase Plan (the "ESPP") shall be treated in accordance with Section 5.9.

          (e) Adjustments to Per Share Consideration. Without derogating from any other provision of this Agreement, the Per Share Consideration shall be adjusted to reflect appropriately the effect of any share consolidation or subdivision, forward or reverse stock split, bonus issue, stock dividend (including any dividend or distribution of securities convertible into Interwave Shares), extraordinary cash dividends, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to Interwave Shares occurring on or after the date hereof and prior to the Effective Time.

     1.4 Surrender of Certificates.

          (a) Paying Agent. A bank or trust company reasonably acceptable to Interwave shall act as the paying agent (the "Paying Agent") in respect of the Amalgamation, to receive the Per Share Consideration to which holders of the Interwave Shares shall become entitled pursuant to Section 1.3 (collectively the "Merger Consideration").

          (b) Alvarion to Provide Per Share Consideration. At the Effective Time, Alvarion shall deposit with the Paying Agent the Merger Consideration payable pursuant to Section 1.3 in payment for the Interwave Shares outstanding immediately prior to the Effective Time. Such funds shall be held in trust by the Paying Agent for the benefit of the applicable holders of such previously outstanding Interwave Shares.

          (c) Payment Procedures. As soon as reasonably practicable after the Effective Time, Alvarion shall cause the Paying Agent to mail to each holder of record (immediately prior to the Effective Time) of outstanding Interwave Shares (other than those holders who had previously properly delivered their certificates or certificates which immediately prior to the Effective Time represented outstanding Interwave Shares (each, a "Certificate" and collectively, the Certificates") to the Paying Agent): (i) a letter of transmittal in customary form (which shall specify that delivery

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shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Paying Agent), and (ii) instructions for use in effecting the surrender of the Certificates for the Per Share Consideration. Upon surrender of Certificates for cancellation to the Paying Agent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, the holders of such Certificates shall be entitled to receive in payment therefor the Per Share Consideration multiplied, in each case, by all Interwave Shares formerly represented by such Certificates, and the Certificates so surrendered shall forthwith be canceled. No interest shall accrue or be paid on the amounts payable pursuant to Section 1.3 upon the surrender of any Certificate for the benefit of the holder of such Certificate. Until so surrendered, outstanding Certificates will be deemed from and after the Effective Time for all corporate purposes to evidence only the ownership of the right to receive the Per Share Consideration into which such Interwave Shares shall have been converted.

          (d) Withholding. Each of the Paying Agent, Alvarion and the Amalgamated Company shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement to any holder or former holder of Interwave Shares, such amounts as may be required to be deducted or withheld therefrom under the Code (as defined in Section 2.11(a)), or under any provision of state, local or foreign law or any other applicable requirement. To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the person to whom such amounts would otherwise have been paid.

          (e) No Liability. Notwithstanding anything to the contrary in this
Section 1.4, neither the Paying Agent nor any party hereto shall be liable to a holder or former holder of Interwave Shares for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

     1.5 Interwave's Transfer Books Closed; No Further Ownership Rights in Interwave Shares. At the Effective Time: (i) the share register and transfer books of Interwave shall be deemed closed, and no transfer of any Interwave Shares or any Certificates in respect thereof shall thereafter be made or consummated; and (ii) all holders of Interwave Shares that were outstanding immediately prior to the Effective Time shall cease to have any rights as shareholders of Interwave, other than the right to receive the Per Share Consideration into which such Interwave Shares shall have been converted. If, after the Effective Time, a valid Certificate is presented to the Paying Agent or to the Amalgamated Company or Alvarion, such Certificate shall be canceled and shall be paid for as provided in this Article I. The Per Share Consideration paid in accordance with the terms hereof shall be deemed to have been paid in full satisfaction of all rights pertaining to such Interwave Shares.

     1.6 Lost, Stolen, Destroyed or Unissued Certificates. In the event that any Certificates shall have been lost, stolen or destroyed, or were never issued, the Paying Agent shall pay such amounts as specified in Section 1.3, in exchange for such lost, stolen, destroyed, or unissued Certificates, upon the making of an affidavit of that fact by the former registered holder of the applicable Interwave Shares; provided, however, that Alvarion and the Paying Agent may, in their sole discretion and as a condition precedent to such payment or issuance, require such former registered holder to deliver a bond in such sum as it may direct as indemnity against any claim that may be

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made against Alvarion, the Amalgamated Company or the Paying Agent with respect to the Certificates alleged to have been lost, stolen, destroyed or unissued.

     1.7 Taking of Necessary Action; Further Action. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Amalgamated Company with full right, title and possession to all assets, property, rights, privileges, powers and franchises of Interwave and Merger Sub, the officers and directors of Interwave and Merger Sub will take all such lawful and necessary action.

     1.8 Tax Consequences. The Amalgamation is structured as a taxable transaction under the Code and, notwithstanding Section 1.4(d) above, each exchanging holder of Interwave shares shall be exclusively responsible for the payment of its own tax liability under United States federal, state and local tax laws and foreign tax laws and neither Alvarion nor Interwave or Merger Sub has made any representation to the contrary.

                                   ARTICLE II

                   REPRESENTATIONS AND WARRANTIES OF INTERWAVE

     Interwave hereby represents and warrants to Alvarion and Merger Sub, as of the date hereof, subject to such exceptions as are disclosed in writing in the disclosure schedule supplied by Interwave to Alvarion, dated as of the date hereof and certified by a duly authorized officer of Interwave (the "Interwave Disclosure Schedule"), as follows (reference to Interwave in this Article II shall be deemed to include reference to each of its Subsidiaries (as such term is defined in Section 2.1(b) below) unless the context otherwise requires).

     2.1 Organization and Qualification; Subsidiaries.

          (a) Each of Interwave and its Subsidiaries is a corporation duly organized and validly existing and, where applicable, in good standing, under the laws of the jurisdiction of its incorporation and has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted. Each of Interwave and its Subsidiaries is duly qualified or licensed as a foreign corporation to do business, and, where applicable is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except for such failures to be so duly qualified or licensed and in good standing that would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Interwave.

          (b) Section 2.1(b) of the Interwave Disclosure Schedule lists each of Interwave's subsidiaries of the date hereof (the "Subsidiaries"), the jurisdiction of incorporation of each Subsidiary, and Interwave's equity interest therein. Except as set forth in Section 2.1(b) of the Interwave Disclosure Schedule, neither Interwave nor any of its Subsidiaries has agreed, is obligated to make, or is bound by any written or oral agreement, contract, subcontract, lease, binding understanding, instrument, note, bond, mortgage, indenture, option, warranty, license, sublicense,

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benefit plan, obligation, commitment or binding undertaking of any nature (a
"Contract") under which it may become obligated to make any future investment in, or capital contribution to, any other entity. Except as set forth in Section 2.1(b) of the Interwave Disclosure Schedule, neither Interwave nor any of its Subsidiaries directly or indirectly owns any equity or similar interest in or any interest convertible, exchangeable or exercisable for, any equity or similar interest in, any person.

     2.2 Memorandum of Association; Bye-laws. Interwave has previously furnished to Alvarion a complete and correct copy of its Memorandum of Association and Bye-laws as amended to the date of this Agreement (together, the "Interwave Charter Documents"). Such Interwave Charter Documents and equivalent organizational documents of each of Interwave's Subsidiaries are in full force and effect. Interwave is not in violation of any of the provisions of the Interwave Charter Documents, and no Subsidiary of Interwave is in violation of its equivalent organizational documents.

     2.3 Capitalization.

          (a) The authorized share capital of Interwave consists of 20,000,000 Common Shares, US$ 0.01 par value per share and 10,000,000 Preferred Shares, US$0.001 par value per share. Interwave has no class of share capital authorized other than the Interwave Shares. As of the close of business on July 23, 2004,
(i) no Preferred Shares were issued and outstanding and 9,165,105 Interwave Shares were issued and outstanding, all of which Interwave Shares were validly issued, fully paid and nonassessable; (ii) except as set forth in Section 2.3 of the Interwave Disclosure Schedule, no Interwave Shares were held by subsidiaries of Interwave; (iii) 147,981 Interwave Shares were reserved for future issuance pursuant to Interwave's ESPP; (iv) 1,947,024 Interwave Shares were reserved for issuance under Interwave Option Plans (as defined in Section 2.3(c), of which 1,547,360 were subject to outstanding options to purchase Interwave Shares and 399,664 were available for future options grants; and (v) 284,908 Interwave Shares were reserved for issuance upon the exercise of warrants to purchase Interwave Shares as set forth in Section 2.3 of the Interwave Disclosure Schedule (the "Interwave Warrants").

          (b) Other than as described in the preceding sentence and except as set forth in Section 2.3 of the Interwave Disclosure Schedule, as of the close of business on July 23, 2004, there were no other shares, convertible securities, outstanding warrants, options or other rights to subscribe for, purchase or acquire from Interwave any share capital of Interwave and there were not any Contracts providing for the issuance of, or the granting of rights to acquire, any share capital of Interwave or under which Interwave is, or may become, obligated to issue any of its securities. Except as set forth in Section
2.3 of the Interwave Disclosure Schedule, there are no commitments, agreements or understandings of any character to which Interwave is bound obligating Interwave to accelerate the vesting of any Interwave Share Option (as defined in Section 5.11) as a result of the Amalgamation.


          (c) Section 2.3 of the Interwave Disclosure Schedule sets forth the following information with respect to each Interwave Share Option outstanding as of the close of business on July 23, 2004: (i) the name and address of the optionee; (ii) the particular plan, if applicable, pursuant to which such Interwave Share Option was granted, (iii) the number of Interwave Shares

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subject to such Interwave Share Option; (iv) the exercise price of such
Interwave Share Option; (v) the date on which such Interwave Share Option was granted; (vi) the applicable vesting schedule, including the vesting commencement date; (vii) the date on which such Interwave Share Option expires;
(viii) whether the vesting or exercisability of such Interwave Share Option will be accelerated in any way by the transactions contemplated by this Agreement (whether alone or upon the occurrence of any additional or subsequent events), and the extent of any such acceleration; and (ix) whether, as of the close of business on July 23, 2004, the optionee was employed by Interwave and, if not so employed, the date of termination and expiration of such Interwave Share Option. Interwave has made available to Alvarion accurate and complete copies of Interwave's 1994 Stock Plan, 1999 Option Plan and 2001 Supplemental Stock Option Plan (collectively, the "Interwave Option Plans") pursuant to which Interwave has granted such Interwave Share Options that are currently outstanding and the form of all share option agreements evidencing such Interwave Share Options. All Interwave Shares subject to issuance as aforesaid have been duly authorized and, upon issuance on the terms and conditions specified in the instrument pursuant to which they are issuable, will be validly issued, fully paid and nonassessable. No outstanding Interwave Shares are unvested or subject to any repurchase option in favor of Interwave. All outstanding Interwave Shares, all outstanding Interwave Share Options, and all outstanding shares of capital stock of each subsidiary of Interwave have been issued and granted (i) in compliance in all material respects with all applicable securities laws and other applicable Legal Requirements (as defined below) and (ii) in material compliance with all applicable requirements set forth in Contracts. For the purposes of this Agreement, "Legal Requirements" means any U.S. federal or state law, or material local or municipal law, or Bermuda or other foreign law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity (as defined in Section 2.5(b)).

          (d) Except for (i) securities that Interwave owns, directly or indirectly through one or more Subsidiaries, free and clear of all liens, pledges, hypothecations, charges, mortgages, security interests, encumbrances, claims, infringements, interferences, options, rights of first refusal, preemptive rights or restrictions of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset other than pursuant to applicable securities laws and regulations, any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset), ("Liens"), other than Liens for Taxes not yet due and payable, and (ii) shares of capital stock or other similar ownership interests of Subsidiaries that are owned by certain nominee equity holders as required by the applicable law of the jurisdiction of organization of such Subsidiaries (which shares or other interests do not materially affect Interwave's control of such Subsidiaries), as of the date of this Agreement, there are no equity securities, partnership interests or similar ownership interests of any class of equity security of any Subsidiary of Interwave, or any security exchangeable or convertible into or exercisable for such equity securities, partnership interests or similar ownership interests, issued, reserved for issuance or outstanding. Except as set forth in this Section 2.3 or
Section 2.3 of the Interwave Disclosure Schedule, there are no subscriptions, options, warrants, equity securities, partnership interests or similar ownership interests, calls, rights (including preemptive rights), commitments or agreements of any character to which Interwave or any of its Subsidiaries is a party or by which it is bound, obligating Interwave or any of the Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, or repurchase, redeem or otherwise acquire, or cause the repurchase, redemption or

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acquisition of, any shares of capital stock, partnership interests or similar ownership interests of Interwave or any of its subsidiaries or obligating Interwave or any of its subsidiaries to grant, extend, accelerate the vesting of or enter into any such subscription, option, warrant, equity security, call, right, commitment or agreement. Except as contemplated by this Agreement or as set forth in Section 2.3 of the Interwave Disclosure Schedule, there are no registration rights and there is, except for the Voting Agreements, no voting trust, proxy, rights plan, anti takeover plan or other similar agreement or understanding to which Interwave or any of its subsidiaries is a party or by which they are bound with respect to any equity security of any class of Interwave or with respect to any equity security, partnership interest or similar ownership interest of any class of any of its Subsidiaries. Shareholders of Interwave have the right to apply to the Supreme Court of Bermuda for appraisal of the fair value of their Shares under ss. 106(6) - (6D) of the Bermuda Act.

          (e) Interwave's shares are not listed for trading on any foreign or domestic stock exchange other than Nasdaq, nor has Interwave applied to list its shares on any such stock exchange.

     2.4 Authority Relative to this Agreement. Interwave has the requisite corporate power and authority to execute and deliver this Agreement and, subject to obtaining the approval of the Agreement, the Amalgamation and the transactions contemplated by this Agreement by the vote of a majority of the outstanding Interwave Shares and by three-fourths of the votes cast at the general meeting called to consider the Amalgamation and the Agreement (the "Interwave General Meeting"), to consummate the transactions contemplated hereby, and no other corporate proceedings on the part of Interwave are necessary to authorize this Agreement or for Interwave to perform its obligations hereunder. This Agreement has been duly and validly executed and delivered by Interwave and, assuming the due authorization, execution and delivery by Alvarion and Merger Sub, constitutes a legal and binding obligation of Interwave, enforceable against Interwave in accordance with its terms, except as the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting creditors' rights generally and laws relating to the availability of specific performance, injunctive relief or other equitable remedies. Except as set forth above, no vote or approval of: (i) any single creditor of Interwave;
(ii) any holder of any option or warrant granted by Interwave; or (iii) any shareholder of any of Interwave's subsidiaries is necessary in order to approve this Agreement, or to approve or permit the consummation of the Amalgamation and the other transactions contemplated by this Agreement.

     2.5 No Conflict; Required Filings and Consents.

          (a) The execution and delivery of this Agreement by Interwave do not, and the performance of this Agreement by Interwave will not: (i) conflict with or violate the Interwave Charter Documents or the equivalent organizational documents of any of Interwave's Subsidiaries; (ii) trigger any rights or similar "poison pill" plans; (iii) subject to compliance with the requirements set forth in Section 2.5, conflict with or violate any law, rule, regulation, order, judgment or decree applicable to Interwave or any of its subsidiaries or by which its or any of their respective properties is bound or affected; or (iv) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or materially impair Interwave's or any of its Subsidiaries' rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any of the properties or assets of Interwave or any of its subsidiaries pursuant to, any material Contract to which Interwave or any of its subsidiaries is a party or by which Interwave or any of its subsidiaries or its or any of their respective properties are bound or affected, except to the extent such conflict, violation, breach, default, impairment or other effect would not in the case of clauses (iii) or (iv), individually or in the aggregate: (A) as of the date hereof reasonably be expected to have a Material Adverse Effect on Interwave or materially delay consummation of the Amalgamation or otherwise prevent the parties hereto from performing their obligations under this Agreement.

          (b) Other than with respect to procedures under the Bermuda Act and the Delaware Code, the execution and delivery of this Agreement by Interwave does not, and the performance of this Agreement by Interwave will not require any consent, approval, authorization or permit of, or filing with or notification to, any court, administrative agency, commission, governmental or regulatory authority, domestic or foreign, including the Bermuda Monetary Authority (each, a "Governmental Entity") with respect to Interwave, except:
(i) for: (A) compliance with applicable requirements of the Securities Act of 1933, as amended (the "Securities Act") and the Securities Exchange Act of 1934, as amended (the "Exchange Act"); (B) compliance with the pre-merger notification requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act") and of foreign governmental entities; and (C) compliance with the rules and regulations of Nasdaq; and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications: (A) would not as of the date hereof, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Interwave or, after the Effective Time, Alvarion or Merger Sub, or (B) would not prevent or materially delay consummation of the transaction or otherwise prevent the parties hereto from performing their obligations under this Agreement.

     2.6 Compliance with Laws; Environmental Matters; Permits.

          (a) Definitions. For purposes of this Agreement, the following terms shall have the meanings set forth below:

              (i) "Hazardous Material" is any material or substance that is prohibited or regulated by any applicable Environmental Law or that has been designated by any Governmental Entity to be radioactive, toxic, hazardous or otherwise a danger to health, reproduction or the environment, but excluding office and janitorial supplies properly maintained.

              (ii) "Environmental Laws" are all applicable laws, rules, regulations, orders, treaties, statutes, and codes promulgated by any Governmental Entity which prohibit, regulate or control any Hazardous Material, including, without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, the Resource Recovery and Conservation Act of 1976, the Federal Water Pollution Control Act, the Clean Air Act, the Hazardous Materials Transportation Act, the Clean Water Act, and other comparable laws, rules, regulations, ordinances, orders, treaties, statutes, and codes of other Governmental Entities, the regulations promulgated pursuant to any of the foregoing, and all amendments and modifications of any of the foregoing, all as amended to date.

          (b) Compliance with Laws. Neither Interwave nor any of its Subsidiaries is, in any material respect, in conflict with, or in default or violation of, any law (including Environmental Laws and the Foreign Corrupt Practices Act of 1977, as amended), rule, regulation, order, judgment or decree applicable to Interwave or any of its subsidiaries or by which its or any of their respective properties is bound or affected, except for any conflicts, defaults or violations that (individually or in the aggregate) would not reasonably be expected to have a Material Adverse Effect on Interwave. To the knowledge of Interwave, no investigation or review by any Governmental Entity is pending or, to the knowledge of Interwave, threatened against Interwave or its Subsidiaries, nor has any Governmental Entity indicated to Interwave an intention to conduct the same, other than, in each such case, those the outcome which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Interwave.

          (c) Environmental Matters. Interwave has not disposed of, released, discharged or emitted any Hazardous Materials into the soil or groundwater at any properties owned or leased at any time by Interwave, or at any other property, or exposed any employee or other individual to any Hazardous Materials or any workplace or environmental condition in violation of Environmental Laws and in such a manner as would result in any material liability or clean-up obligation to Interwave except for such liability or clean-up obligation as would not have a Material Adverse Effect on Interwave. To the knowledge of Interwave, (i) no Hazardous Materials are present in, on, or under any properties owned, leased or used at any time by Interwave, and (ii) no reasonable likelihood exists that any Hazardous Materials will come to be present in, on, or under any properties owned, leased or used at any time by Interwave, in each case so as to give rise to any liability or clean-up obligation under any Environmental Laws except for such liability or clean-up obligation as would not be reasonably expected to have a Material Adverse Effect on Interwave.


          (d) Approvals. Interwave and its Subsidiaries hold all franchises, grants, permits, licenses, variances, easements, consents, certificates, exemptions, orders and approvals and other authorizations from Governmental Entities ("Approvals") which are (i) material to the operation of the business of Interwave and its Subsidiaries, and (ii) necessary to own, lease and operate the properties Interwave and its Subsidiaries purport to own, operate or lease except in the case of clause (ii) where the failure to have such Approvals would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Interwave. Interwave and its Subsidiaries have been and are in compliance with the terms of such Approvals and any conditions placed thereon except to the extent that the failure to be in compliance could not reasonably be expected to have a Material Adverse Effect on Interwave.

     2.7 SEC Filings; Financial Statements.

          (a) Interwave has made and will make available to Alvarion a correct and complete copy of each report, schedule, registration statement and definitive proxy statement filed by Interwave with the Securities and Exchange Commission ("SEC") since June 30, 2001 (the "Interwave SEC Reports"), which are all the forms, reports and documents required to be filed by Interwave with the SEC since such time. Except as set forth in Section 2.7 of the Interwave Disclosure Schedule the Interwave SEC Reports: (i) were and will be prepared in accordance with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder; and (ii) did not and will not at the time of filing thereof (and if any Interwave SEC Report filed prior to the date of this Agreement was amended or superseded by a filing prior to the date of this Agreement then also on the date of filing of such amendment or superseded filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. None of Interwave's Subsidiaries is required to file any reports or other documents with the SEC.

          (b) Each set of consolidated financial statements (including, in each case, any related notes thereto) contained in Interwave SEC Reports (including any Interwave SEC Report filed after the date of this Agreement), as the same may be amended or supplemented: (i) complied and will comply as to form in all material respects with the published rules and regulations of the SEC with respect thereto in effect at the time of such filing; and (ii) was and will be prepared in accordance with United States generally accepted accounting principles ("GAAP") applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited statements, may not contain footnotes as permitted by Form 10-Q of the Exchange Act) and each fairly presents in all material respects the consolidated financial position of Interwave and its consolidated Subsidiaries at the respective dates thereof and the consolidated results of its operations and cash flows for the periods indicated (subject, in the case of unaudited statements, to normal year-end adjustments which were not or are not expected to be material in amount).

          (c) Interwave's revenues for the quarter ended June 30, 2004, as reflected in its audited financial statements for the fiscal year ended
June 30, 2004, which audited financial statements shall be provided to Alvarion prior to the Closing Date (the "June Financial Statements"), shall not be less than $11.0 million, and its operating expenses from research and development, sales (excluding commissions), marketing, general and administration (excluding bad debt expense, and acquisition associated costs (e.g., legal, financial advisory, accounting, auditing and other merger and acquisition associated costs) associated with the amalgamation and the transactions contemplated hereby ("Expenses") for such quarter, as reflected in the June Financial Statements, shall not exceed the prior quarter's Expenses by more than 10% of such prior quarter's Expenses.

     2.8 No Undisclosed Liabilities. Neither Interwave nor any of its Subsidiaries has any liabilities (absolute, accrued, contingent or otherwise) of a nature required to be disclosed in an Interwave SEC Report or on a consolidated balance sheet or in the related notes to consolidated financial statements prepared in accordance with GAAP and the Exchange Act and the rules and regulations of the SEC promulgated thereunder which are, individually or in the aggregate, material to the business, results of operations, assets or financial condition of Interwave and its subsidiaries taken as a whole, except:
(i) liabilities provided for in Interwave's balance sheet as of March 31, 2004 set forth in Interwave SEC Reports (or in the notes thereto) as of the date thereof; (ii) liabilities incurred since March 31, 2004 in the ordinary course of business that would not reasonably be expected to have a Material Adverse Effect on Interwave and that Interwave would have been permitted to incur under this Agreement in accordance with Section 4.1 had that section applied to the period prior to the date hereof; and (iii) banking, accounting, legal and printing fees and expenses associated with the Amalgamation.

     2.9 Absence of Certain Changes or Events. Since March 31, 2004 to the date hereof, there has not been: (i) any Material Adverse Effect on Interwave; (ii) any declaration, setting aside or payment of any dividend on or bonus issue of, or other distribution (whether in cash, stock or property) in respect of, any of Interwave's or any of its Subsidiaries' capital stock, or any purchase, redemption or other acquisition by Interwave of any of Interwave's capital stock or any other securities of Interwave or its Subsidiaries or any options, warrants, calls or rights to acquire any such shares or other securities; (iii) any consolidation, subdivision, split, combination or reclassification of any of Interwave's or any of its subsidiaries' capital stock; (iv) any granting by Interwave or any of its subsidiaries of any increase in compensation or benefits, except for normal increases of cash compensation in the ordinary course of business consistent with past practice, or any payment by Interwave or any of its Subsidiaries of any bonus, except for bonuses made in the ordinary course of business consistent with past practice, or any granting by Interwave or any of its Subsidiaries of any increase in severance or termination pay or any entry by Interwave or any of its subsidiaries into any currently effective employment, severance, termination or indemnification agreement or any agreement the benefits of which are contingent or the terms of which are materially altered upon the occurrence of a transaction involving Interwave of the nature contemplated hereby; (v) entry by Interwave or any of its Subsidiaries into any licensing or other agreement with regard to the acquisition or disposition of any Intellectual Property (as defined in Section 2.17) other than licenses in the ordinary course of business with terms and conditions consistent with past practice; or (vi) entry by Interwave or any of its subsidiaries into any material amendment or consent with respect to any licensing agreement which has been filed or is required to be filed by Interwave with the SEC; (vii) any material change by Interwave in its accounting methods, principles or practices, except as required by concurrent changes in GAAP; (viii) any revaluation by Interwave of any of its assets, including, without limitation, writing down the value of capitalized inventory or writing off notes or accounts receivable other than in the ordinary course of business; (ix) any sale of assets of Interwave other than in the ordinary course of business consistent with past practice; or
(x) any Tax election or accounting method change inconsistent with past practice, agreement to pay, settlement or compromise of any material Tax liability or extension or waiver of any limitation period with respect to Taxes, or request or negotiation for or receipt of any Tax rulings.

     2.10 Absence of Litigation. Except as specifically disclosed in the Interwave SEC Reports or in Section 2.10 of the Interwave Disclosure Schedule, there are no claims, actions, suits or proceedings pending or, to the knowledge of Interwave, threatened (or, to the knowledge of Interwave, any governmental or regulatory investigation pending or threatened) against Interwave or any of its subsidiaries or any properties or rights of Interwave or any of its subsidiaries, before any court, arbitrator or administrative, governmental or regulatory authority or body, domestic or foreign except for such claims, actions, suits or proceedings arising in the ordinary course of business that would not reasonably be expected to have a Material Adverse Effect on Interwave.

     2.11 Employee Matters and Benefit Plans.

          (a) Definitions. For purposes of this Agreement, the following terms shall have the meanings set forth below:

              (i) "COBRA" shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended and as codified in Section 4980B of the Code and Sections 601 through 608 of ERISA;

              (ii) "Code" shall mean the Internal Revenue Code of 1986, as amended;

              (iii) "DOL" shall mean the Department of Labor;


              (iv) "Employee" shall mean any current or former or retired employee, consultant or director of Interwave or any ERISA Affiliate;

              (v) "Employment Agreement" shall mean each management, employment, severance, consulting, relocation, repatriation, expatriation, visa, work permit or other Contract between Interwave or any ERISA Affiliate and any Employee;

              (vi) "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended;

              (vii) "ERISA Affiliate" shall mean any Subsidiary of Interwave or other person or entity under common control with Interwave or any subsidiary of Interwave within the meaning of Section 414(b), (c), (m) or (o) of the Code and the regulations issued thereunder;

              (viii) "Interwave Employee Plan" shall mean any plan, program, policy, practice, contract, agreement or other arrangement, other than an Employment Agreement, providing for compensation, severance, termination pay, deferred compensation, performance awards, stock or stock-related awards, fringe benefits or other employee benefits or remuneration of any kind, whether written or unwritten, funded or unfunded, including without limitation, each "employee benefit plan," within the meaning of Section 3(3) of ERISA which is or has been maintained, contributed to, or required to be contributed to, by Interwave or any ERISA Affiliate for the benefit of any Employee, or with respect to which Interwave or any ERISA Affiliate has or may have any liability or obligation, including each International Employee Plan;

              (ix) "FMLA" shall mean the Family Medical Leave Act of 1993, as amended;

              (x) "International Employee Plan" shall mean each Interwave Employee Plan and each government-mandated plan or program that has been adopted or maintained by Interwave or any ERISA Affiliate, whether informally or formally, or with respect to which Interwave or any ERISA Affiliate will or may have any liability, for the benefit of Employees who perform services outside the United States;

              (xi) "IRS" shall mean the Internal Revenue Service of the United States;

              (xii) "Multiemployer Plan" shall mean any "Pension Plan" (as defined below) which is a "multiemployer plan," as defined in Section 3(37) of ERISA;

              (xiii) "Pension Plan" shall mean each Interwave Employee Plan which is an "employee pension benefit plan," within the meaning of Section 3(2) of ERISA.

          (b) Schedule. Section 2.11(b) of the Interwave Disclosure Schedule contains an accurate and complete list, as of the date hereof, of each Interwave Employee Plan other than legally-mandated plans, programs and arrangements, and each Employment Agreement. Interwave does not have any plan or commitment to establish any new Interwave Employee Plan or Employment Agreement, to modify any Interwave Employee Plan or Employment Agreement (except to the extent required by law or to conform any such Interwave Employee Plan or Employment Agreement to the requirements of any applicable law, in each case as previously disclosed to Alvarion in writing or as required by this Agreement), or to adopt or enter into any Interwave Employee Plan or Employment Agreement. Except as set forth on
Section 2.11(b) of the Interwave Disclosure Schedule, neither Interwave nor any ERISA Affiliate is obligated to provide an Employee with any compensation or benefits pursuant to an agreement (for example, an acquisition agreement) with a former employer of such Employee.

          (c) Documents. Interwave has provided or made available to Alvarion correct and complete copies of: (i) all documents embodying each Interwave Employee Plan, other than legally-mandated plans, programs and arrangements and each Employment Agreement including (without limitation) all amendments thereto and all related trust documents, administrative service agreements, group annuity contracts, group insurance contracts, and policies pertaining to fiduciary liability insurance covering the fiduciaries for each Plan; (ii) the most recent annual actuarial valuations, if any, prepared for each Interwave Employee Plan or any International Employee Plan; (iii) the three (3) most recent annual reports (Form Series 5500 and all schedules and financial statements attached thereto), if any, required under ERISA or the Code in connection with each Interwave Employee Plan; (iv) if Interwave Employee Plan is funded, the most recent annual and periodic accounting of Interwave Employee Plan assets; (v) the most recent summary plan description together with the summary(ies) of material modifications thereto, if any, required under ERISA with respect to each Interwave Employee Plan; (vi) all IRS determination, opinion, notification and advisory letters, and all applications and correspondence to or from the IRS or the DOL with respect to any such application or letter; (vii) all written communications material to any Employee or Employees relating to any Interwave Employee Plan and any proposed Interwave Employee Plans, in each case, relating to any amendments, terminations, establishments, increases or decreases in benefits, acceleration of payments or vesting schedules or other events which would result in any material liability to Interwave; (viii) all correspondence to or from any Governmental Entity relating to any Interwave Employee Plan; (ix) all COBRA forms and related notices (or such forms and notices as required under comparable law); (x) the three (3) most recent plan years' discrimination tests for each INTERWAVE Employee Plan; (xi) all registration statements, annual reports (Form 11-K and all attachments thereto) and prospectuses prepared in connection with each Interwave Employee Plan; and (xii) any licenses or permits held by Interwave or any of its Subsidiaries which enable it to employ foreign employees.

          (d) Employee Plan Compliance. Except as set forth on Section 2.11(d) of the Interwave Disclosure Schedule, (i) Interwave has performed in all material respects all obligations required to be performed by it under, is not in default or violation of, and has no knowledge of any default or violation by any other party to each Interwave Employee Plan and Employment

Agreement, and each Interwave Employee Plan and Employment Agreement has been established and maintained in all material respects in accordance with its terms and in material compliance with all applicable laws, statutes, orders, rules and regulations, including but not limited to ERISA and the Code; (ii) no "prohibited transaction," within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, and not otherwise exempt under Section 4975 of the Code or Section 408 of ERISA (or any administrative class exemption issued thereunder), has occurred with respect to any Interwave Employee Plan; (iii) there are no actions, suits or claims pending, or, to the knowledge of Interwave, threatened or reasonably anticipated against any Interwave Employee Plan or Employment Agreement or against the assets of any Interwave Employee Plan, except for claims for benefits in the ordinary course; (iv) each Interwave Employee Plan and Employment Agreement can be amended, terminated or otherwise discontinued after the Effective Time, without material liability to Alvarion, Interwave or any of its ERISA Affiliates (other than ordinary administration expenses); (v) there are no audits, inquiries or proceedings pending or, to the knowledge of Interwave or any ERISA Affiliates, threatened by the IRS, DOL or any other Governmental Entity with respect to any Interwave Employee Plan; and
(vi) neither Interwave nor any ERISA Affiliate is subject to any penalty or tax with respect to any Interwave Employee Plan under Section 502(i) of ERISA or Sections 4975 through 4980 of the Code.

          (e) Retirement Plans and Welfare Plans. Neither Interwave nor any ERISA Affiliate has ever maintained, established, sponsored, participated in, contributed to, or is obligated to contribute to, or otherwise incurred any obligation or liability (including, without limitation, any contingent liability) under any Multiemployer Plan, any Pension Plan subject to Title IV of ERISA or Section 412 of the Code, any multiple employer plan (as defined in ERISA or the Code), or any "funded welfare plan" within the meaning of Section 419 of the Code. Any Interwave Employee Plan intended to be qualified under
Section 401(a) of the Code and each trust intended to qualify under Section 501(a) of the Code (i) has either applied for or obtained a favorable determination, notification, advisory and/or opinion letter, as applicable, as to its qualified status from the IRS or still has a remaining period of time under applicable Treasury Regulations or IRS pronouncements in which to apply for such letter and to make any amendments necessary to obtain a favorable determination, and (ii) incorporates or has been amended to incorporate all provisions required to comply with the Tax Reform Act of 1986 and subsequent legislation, except to the extent that there is still a remaining period of time under applicable Treasury Regulations or IRS pronouncements in which to incorporate such provisions. For each Interwave Employee Plan that is intended to be qualified under Section 401(a) of the Code, to the knowledge of Interwave, there has been no event, condition or circumstance that has adversely affected or is likely to adversely affect such qualified status. Except as set forth on
Section 2.11(e) of the Interwave Disclosure Schedule, no Interwave Employee Plan provides health benefits that are not fully insured through an insurance contract.

          (f) No Post-Employment Obligations. Except as set forth in Section 2.11(f) of the Interwave Disclosure Schedule, no Interwave Employee Plan provides, or reflects or represents any liability to provide post-termination life, health or other welfare benefits to any person for any reason, except as may be required by COBRA or other applicable statute, and, to the knowledge of Interwave, Interwave and its Subsidiaries never represented, promised or contracted (whether in oral or written form) to any Employee (either individually or to Employees as a group) or any other person that such Employee(s) or other person would be provided with post-termination life, health or other welfare benefits, except to the extent required by statute.

     (g) Effect of Transaction.

              (i) Except as set forth on Section 2.11(g) of the Interwave Disclosure Schedule, the execution of this Agreement and the consummation of the transactions contemplated hereby will not (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any Interwave Employee Plan, Employment Agreement, trust or loan that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any Employee.

              (ii) Except as set forth on Section 2.11(g) of the Interwave Disclosure Schedule, no payment or benefit which will or may be made by Interwave or its ERISA Affiliates with respect to any Employee will be characterized as a "parachute payment," within the meaning of Section 280G(b)(2) of the Code.

          (h) Employment Matters. Interwave and its Subsidiaries: (i) are in compliance in all material respects with all applicable foreign, federal, state and local laws, rules and regulations respecting employment, employment practices, terms and conditions of employment and wages and hours, in each case, with respect to Employees; (ii) are not liable for any arrears of wages; and
(iii) are not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Entity, with respect to unemployment compensation benefits, social security or other benefits or obligations for Employees (other than routine payments to be made in the normal course of business and consistent with past practice). As of the date hereof, to Interwave's knowledge, there are no pending, threatened or reasonably anticipated claims or actions against Interwave under any worker's compensation policy or long-term disability policy. Except as set forth in Section 2.11 of the Interwave Disclose Schedule, each current Employee is an "at-will" employee whose employment can be terminated by Interwave or any ERISA Affiliate at any time, with or without cause.

          (i) Labor. No work stoppage or labor strike against Interwave or any of its Subsidiaries is pending, or to the knowledge of Interwave, threatened or reasonably anticipated. Interwave does not know of any activities or proceedings of any labor union to organize any Employees. Except as set forth in Section 2.11(i) of the Interwave Disclosure Schedule, there are no actions, suits, claims, labor disputes or grievances pending, or, to the knowledge of Interwave, threatened or reasonably anticipated relating to any labor, safety or discrimination matters involving any Employee, including, without limitation, charges of unfair labor practices or discrimination complaints, which, if adversely determined, would, individually or in the aggregate, result in any material liability to Interwave and its Subsidiaries, taken as a whole. Neither Interwave nor any of its Subsidiaries has engaged in any unfair labor practices within the meaning of the National Labor Relations Act. Except as set forth in
Section 2.11(i) of Interwave Disclosure Schedule, Interwave and its Subsidiaries are not presently, nor have they been in the past, a party to, or bound by, any collective bargaining agreement or union contract with respect to Employees and no collective bargaining agreement is being negotiated by Interwave.

          (j) International Employee Plan. Each International Employee Plan has in all material respects been established, maintained and administered in compliance with its terms and conditions and with the requirements prescribed by any and all statutory or regulatory laws that are applicable to such International Employee Plan. Furthermore, no International Employee Plan has unfunded liabilities, that as of the Effective Time, will not be offset by insurance or fully accrued. Except as required by law, no condition exists that would prevent Interwave or Alvarion from terminating or amending any International Employee Plan at any time for any reason without material liability to Interwave or its ERISA Affiliates (other than ordinary administration expenses or routine claims for benefits).

     2.12 Receivables. Section 2.12 of the Interwave Disclosure Schedule provides an accurate and complete breakdown of all accounts receivable, notes receivable and other receivables of the Company as of March 31, 2004. Except and to the extent as has been reserved against in the consolidated financial statement contained in the Interwave SEC Reports, there is no dispute with respect to any material amount or the validity of any material accounts receivable of Interwave or any of its Subsidiaries and all such accounts receivable represent valid obligations of customers of Interwave arising from bona fide transactions entered into in the ordinary course of business.

     2.13 Restrictions on Business Activities There is no Contract, judgment, injunction, order or decree binding upon Interwave or its Subsidiaries or to which Interwave or any of its Subsidiaries is a party which has or could reasonably be expected to have, following the consummation of the transaction, the effect of prohibiting or impairing any material business activity of the Amalgamated Company or any of the Subsidiaries, any acquisition of property by the Amalgamated Company or any of the Subsidiaries or the conduct of business by the Amalgamated Company or any of the Subsidiaries as currently conducted.

     2.14 Property. Neither Interwave nor any of its Subsidiaries owns any material real property. Interwave and each of its subsidiaries have good and valid title to, or in the case of leased properties and assets, valid leasehold interests in, all of their material properties and assets, free and clear of all Liens except: (a) Liens for Taxes not yet due and payable; and (b) such Liens or other imperfections of title, if any, as do not materially detract from the value of or materially interfere with the present use of the property affected thereby. All leases pursuant to which Interwave or any of its Subsidiaries lease from others material real or personal property are valid and effective in accordance with their respective terms except as would not result in a Material Adverse Effect on Interwave, and there is not, under any of such leases, any existing material default or event of default of Interwave or any of its Subsidiaries or, to Interwave's knowledge, any other party (or any event which with notice or lapse of time, or both, would constitute a material default and in respect of which Interwave or Subsidiary has not taken adequate steps to prevent such default from occurring) except as would not result in a Material Adverse Effect of Interwave. All of the equipment of Interwave and its Subsidiaries which is in regular use and which is material to the business of Interwave and its Subsidiaries has been maintained in good operating condition and repair, reasonable wear and tear excepted, except for such failures to be in good operating condition and repair that would not, either individually or in the aggregate, reasonably be expected to materially impact the operation of the business of Interwave and its Subsidiaries, taken as a whole.

     2.15 Taxes.

          (a) Definition of Taxes. For purposes of this Agreement, "Tax" or, collectively, "Taxes", means: (i) any and all United States, Bermuda, federal, provincial, state, local and foreign taxes, assessments and other governmental charges, duties, impositions and liabilities, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes, together with all interest, linkage for inflation, penalties and additions imposed with respect to such amounts; (ii) any liability for the payment of any amounts of the type described in clause (i) as a result of being or ceasing to be a member of an affiliated, consolidated, combined or unitary group for any period (including, without limitation, any liability under United States Treas. Reg. Section 1.1502-6 or any comparable provision of foreign, state or local law); and (iii) any liability for the payment of any amounts of the type described in clause (i) or (ii) as a result of any express or implied obligation to indemnify any other Person or as a result of any obligations under any agreements or arrangements with any other Person with respect to such amounts and including any liability for taxes of a predecessor entity.

          (b) Tax Returns and Audits. Except as provided on Section 2.15 of the Interwave Disclosure Schedule:

              (i) Interwave and each of its Subsidiaries has timely filed, taking into account properly obtained extensions of time to file, all United States, federal, state, local and Bermuda and other foreign returns, estimates, declarations, information statements and reports ("Returns") relating to Taxes required to be filed by Interwave and each of its Subsidiaries with any Tax authority, and such Returns are true and correct in all material respects and have been completed in material accordance with applicable law. Interwave and each of its Subsidiaries have paid all Taxes shown to be due on such Returns.

              (ii) Interwave and each of its Subsidiaries (A) has paid or accrued all Taxes it is required to pay or accrue and (B) has withheld from each payment or deemed payment made to its past or present employees, officers, directors and independent contractors, suppliers, creditors, stockholders or other third parties all material Taxes and other deductions required to be withheld and has, within the time and in the manner required by law, paid such withheld amounts to the proper governmental authorities.

              (iii) Neither Interwave nor any of its Subsidiaries has been delinquent in the payment of any Tax nor is there any material Tax deficiency outstanding, proposed or assessed against Interwave, nor has Interwave or any of its Subsidiaries executed any waiver of any statute of limitations on or extensions of the period for the assessment or collection of any Tax.

              (iv) No audit or other examination of any Return of Interwave or any of its Subsidiaries is currently in progress, nor has Interwave or any of its Subsidiaries been notified of any request for such an audit or other examination, nor is any taxing authority asserting, or to Interwave's knowledge, threatening to assert, against Interwave or any of its Subsidiaries any claim for Taxes. There are no matters relating to material Taxes under discussion between any taxing authority and Interwave or any of its Subsidiaries.

              (v) No material adjustment relating to any Returns filed by Interwave or any of its Subsidiaries (and no claim by a taxing authority in a jurisdiction in which Interwave does not file Returns that Interwave or any of its Subsidiaries may be subject to taxation by such jurisdiction) has been proposed, formally or, to Interwave's knowledge, informally, by any Tax authority to Interwave or any of its Subsidiaries or, to Interwave's knowledge, any Interwave accountant, attorney or other advisor or representative thereof.

              (vi) Neither Interwave nor any of its Subsidiaries has any liability for unpaid Taxes in excess of $50,000 (or the equivalent in other currencies) (whether or not shown to be due on any Return) which has not been accrued for or reserved on the most recent Interwave balance sheet in accordance with GAAP, whether asserted or unasserted, contingent or otherwise, other than any liability for unpaid Taxes that may have accrued since the date of Interwave's most recent balance sheet in connection with the operation of the business of Interwave and its Subsidiaries in the ordinary course.

              (vii) There is no Contract covering any employee or former employee of Interwave or any of its Subsidiaries that, individually or in the aggregate, could give rise to the payment of any amount that would not be deductible as an expense pursuant to Section 162(m) of the Code, nor has Interwave or any of its Subsidiaries made any payment of any amount that would not be deductible as an expense pursuant to Section 404 of the Code.

              (viii) Neither Interwave nor any of its Subsidiaries: (A) has ever been a member of an affiliated group filing a consolidated Return; (B) has ever been a party to any Tax sharing or Tax allocation agreement, arrangement or understanding and does not owe any amount under any such agreement; (C) is liable for the Taxes of any other person under United States Treasury Regulation
Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise; and (D) is currently a party to any joint venture, partnership or other arrangement that could be treated as a partnership for income Tax purposes.

              (ix) There are no Liens on the assets of Interwave or any of its Subsidiaries relating to or attributable to Taxes except for Liens for Taxes not yet due and payable.

              (x) Neither Interwave nor any of its Subsidiaries has requested or received a ruling from any taxing authority or signed a closing or other agreement with any taxing authority which would reasonably be expected to have an adverse effect on Interwave.

              (xi) Neither Interwave nor any of its Subsidiaries has constituted either a "distributing corporation" or a "controlled corporation" in a distribution of stock qualifying for tax-free treatment under Section 355 of the
Code: (A) in the two years prior to the date of this Agreement or; (B) in a distribution which could otherwise constitute part of a "plan" or "series of related transactions" (within the meaning of Section 355(e) of the Code) in conjunction with the Amalgamation.

              (xii) Interwave and each of its Subsidiaries are in compliance in all material respects with all terms and conditions of any Tax exemptions, Tax holiday or other Tax reduction agreement, approval or order of any government and, to the knowledge of Interwave, subject to receipt of the Approvals required herein, the consummation of the Amalgamation will not have any adverse effect on the validity and effectiveness of any such Tax exemptions, Tax holiday or other Tax reduction agreement or order.

     2.16 Brokers. Except for fees and expenses payable to Broadview pursuant to an Engagement Letter dated May 3, 2004, a true, correct and complete copy of which has been provided to Alvarion and which has not been amended or modified in any respect, Interwave has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders fees or agent's commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby, including the Amalgamation.

     2.17 Intellectual Property.

          (a) For the purposes of this Agreement, the following terms have the meanings set forth below:

               "Intellectual Property" shall mean any or all of the following embodied in any media : (i) works of authorship including, without limitation, computer programs, source code and executable code, whether embodied in software, firmware or otherwise, documentation, designs, files, records, data and mask works; (ii) inventions (whether or not patentable), improvements, and technology; (iii) proprietary and confidential information, trade secrets and know how; (iv) databases, data compilations and collections and technical data;
(v) logos, trade names, trade dress, trademarks and service marks; (vi) domain names, web addresses and sites; and (vii) tools, methods and processes.

               "Intellectual Property Rights" shall mean any and all worldwide, common law and/or statutory rights in, arising out of, or associated therewith:
(i) all United States and foreign patents and utility models and applications therefor and all reissues, divisions, re-examinations, renewals, extensions, provisionals, continuations and continuations-in-part thereof, and equivalent or similar rights anywhere in the world in inventions and discoveries including without limitation invention disclosures ("Patents"); (ii) all trade secrets and other rights in know how and confidential or proprietary information; (iii) all copyrights, copyright registrations and applications therefor, and mask works and mask work registrations and applications therefor, and all other rights corresponding thereto ("Copyrights"); (iv) all uniform resource locators, e-mail and other internet addresses and domain names and applications and registrations therefore ("URLs"); all trade names, logos, common law trademarks and service marks, trademark and service mark registrations and applications therefor and all goodwill associated therewith ("Trademarks"); (v) all "moral" or economic rights of authors and inventors, however denominated throughout the world, and
(vi) any similar, corresponding or equivalent rights to any of the foregoing.

               "Interwave Intellectual Property" shall mean any Intellectual Property and Intellectual Property Rights, including Registered Intellectual Property Rights that are owned by or exclusively licensed to Interwave or any of its Subsidiaries.

               "Registered Intellectual Property Rights" shall mean all United States, international and foreign: (i) Patents, including applications therefor;
(ii) registered Trademarks,
applications to register Trademarks, including intent-to-use applications, or other registrations or applications related to Trademarks; (iii) Copyright registrations and applications to register Copyrights; and (iv) any other Intellectual Property Right that is the subject of an application, certificate, filing, registration or other document issued by, filed with, or recorded by, any state, government or other public legal authority at any time.

               "Interwave Product" means any product or service offering of Interwave or any of its Subsidiaries being marketed, sold or licensed by Interwave or any of its Subsidiaries.

          (b) Section 2.17(b) of the Interwave Disclosure Schedule lists all Registered Intellectual Property Rights owned or exclusively licensed by, or filed in the name of, or applied for by Interwave or any of its Subsidiaries as of the date hereof (the "Interwave Registered Intellectual Property Rights") and lists any proceedings or actions before any court, tribunal (including the United States Patent and Trademark Office (the "PTO") or equivalent authority anywhere in the world) which Interwave has received notice of and which are related to any of Interwave Registered Intellectual Property Rights or Interwave Intellectual Property.

     Except as set forth in Section 2.17 of the Disclosure Schedule,

          (c) Interwave has no knowledge of any facts or circumstances that would render any Interwave Registered Intellectual Property invalid. Without limiting the foregoing, Interwave knows of no information, materials, facts, or circumstances, including any information or fact that would constitute prior art, that would render any of Interwave Registered Intellectual Property Rights invalid or unenforceable, or would adversely affect any pending application for any Interwave Registered Intellectual Property Right and neither Interwave nor any of its Subsidiaries has misrepresented, or failed to disclose, any facts or circumstances in any application for any Interwave Registered Intellectual Property Right that would constitute fraud or a misrepresentation with respect to such application or that would otherwise adversely affect the validity or enforceability of any Interwave Registered Intellectual Property Right.

          (d) Each material item of Interwave Registered Intellectual Property Rights (that has been issued or granted) is valid and subsisting, and all necessary registration, maintenance and renewal fees currently due in connection with Interwave Registered Intellectual Property Rights have been paid and all documents and certificates currently due in connection with such Interwave Registered Intellectual Property Rights have been filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of obtaining or maintaining such Interwave Registered Intellectual Property Rights. There are no actions that must be taken by Interwave or any of its Subsidiaries within sixty
(60) days of the Closing Date, including the payment of any registration, maintenance or renewal fees or the filing of any responses to the PTO office actions, documents, applications or certificates for the purposes of prosecuting, maintaining, perfecting or preserving or renewing any Interwave Registered Intellectual Property Rights. In each case in which Interwave or any of its Subsidiaries has acquired ownership of any Intellectual Property Rights from any person, Interwave or such Subsidiary has obtained an assignment sufficient to irrevocably transfer all rights in such Intellectual Property Rights (including the right to seek past and future damages with respect thereto) to Interwave or such Subsidiary.

          (e) No Contract to which Interwave or a Subsidiary is a party shall restrict (or impose a payment of any kind to any third party for) the transferability, alienation or licensing of Interwave Intellectual Property or any Intellectual Property Rights that are licensed to Interwave or any of its Subsidiaries by, the Amalgamated Company and/or Alvarion.

          (f) Each material item of Interwave Intellectual Property is free and clear of any Liens. Interwave and its Subsidiaries are the exclusive owners or exclusive licensees of all Interwave Intellectual Property. Interwave or one or more of its Subsidiaries is the exclusive owner, or has acquired the necessary licenses to use, all material Trademarks used in connection with the operation or conduct of the business of Interwave, including the sale, distribution or provision of any Interwave Products by Interwave or any of its Subsidiaries. Interwave or one or more of its Subsidiaries is the exclusive owner of, or has acquired the appropriate licenses to use, all Copyrighted works that are included or incorporated into Interwave Products or which Interwave or any of its Subsidiaries otherwise purports to own. To Interwave's knowledge, the Interwave Products do not infringe on any Patents held by third parties.

          (g) Interwave has not granted any exclusive license of or right to use or authorized the exclusive retention of any rights to use or joint ownership of any Interwave Intellectual Property, to any other person.

          (h) All Interwave Intellectual Property was created solely by either
(i) employees of Interwave or one or more of its Subsidiaries acting within the scope of their employment, or (ii) by third parties who have validly and irrevocably assigned all of their rights, including Intellectual Property Rights therein, to Interwave or one of its Subsidiaries, and no third party owns any rights to any of the Interwave Intellectual Property.

          (i) To the extent that any Interwave Intellectual Property has been developed or created independently or jointly by any person other than Interwave or any of its Subsidiaries for which Interwave or such Subsidiary has paid any consideration of any kind, Interwave or one or more of its Subsidiaries has a written Contract with such person with respect thereto, and Interwave or one or more of its Subsidiaries thereby has obtained ownership of, and is the exclusive owner of, all such Interwave Intellectual Property and associated Intellectual Property Rights by operation of law or by valid assignment.

          (j) Other than software licensed from third parties identified in
Section 2.17(j) of the Interwave Disclosure Schedule or inbound "shrink-wrap" and similar generally available commercial binary code end-user licenses, Interwave Intellectual Property constitutes all the material items of Intellectual Property and Intellectual Property Rights, and, to Interwave's knowledge, Patents, which, as of the date hereof, are used in and necessary to the conduct of the business of Interwave as it currently is conducted by Interwave.

          (k) Other than: (i) inbound "shrink-wrap" and similar generally available commercial binary code end-user licenses and (ii) customer agreements entered into in the ordinary course of Interwave's business, the Contracts listed in Section 2.17(k) of the Interwave Disclosure Schedule include all Contracts to which Interwave or any of its Subsidiaries is a party as of the date hereof with respect to any Intellectual Property and Intellectual Property Rights ("IP Contracts").

All IP Contracts are in full force and effect and the consummation of the transactions contemplated by this Agreement will not under the terms of such IP Contracts, violate, trigger any right of any third party to obtain any source code from any escrow under, or result in the breach, modification, cancellation, termination or suspension of such IP Contracts. Interwave is not in breach of nor has Interwave failed to perform under, any of the foregoing IP Contracts and, to Interwave's knowledge, no other party to any such IP Contract, is in material breach thereof or has materially failed to perform thereunder. The IP Contracts will not restrict and, following the Closing Date, the Amalgamated Company will be permitted to exercise all of Interwave's rights under such IP Contracts to the same extent Interwave would have been able to had the Amalgamation not occurred and without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments which Interwave would otherwise be required to pay under such IP Contracts.

          (l) Except for inbound "shrink-wrap" and generally available commercial binary code end-user or enterprise licenses and except for technology in the public domain, all Intellectual Property and, to Interwave's knowledge, Patents, used in and necessary to the conduct of Interwave's business as presently conducted by Interwave was created solely by: (i) employees of Interwave or one or more of its Subsidiaries acting within the scope of their employment; (ii) third parties who have validly and irrevocably assigned all of their rights, including Intellectual Property Rights therein, to Interwave or one or more of its subsidiaries or (iii) third parties who have granted to Interwave or one or more of its subsidiaries a license (sufficient for the conduct of Interwave's business as presently conducted by Interwave) to all such third party's Intellectual Property Rights in such Intellectual Property, and no third party owns or has any exclusive rights to any of Interwave Intellectual Property owned by Interwave or any of its Subsidiaries (other than non-exclusive license rights therein in connection with licensing Interwave Products in the ordinary course of Interwave business consistent with past practice).

          (m) There are no Contracts between Interwave or any of its Subsidiaries and any other person with respect to Interwave Intellectual Property or any Intellectual Property Rights that are licensed to Interwave or any of its Subsidiaries under which there is any material dispute as of the date hereof regarding the rights and obligations specified in such Contracts, or performance under such Contracts including with respect to any payments to be made or received by Interwave or any of its Subsidiaries thereunder.

          (n) Interwave or one or more of its Subsidiaries own or have the right to use pursuant to valid licenses, all software development tools, library functions, and compilers used by Interwave in the operation of the business of Interwave or such Subsidiary or that are required to create, modify, compile, operate or support any Interwave Product and such right to use shall not be affected by the Amalgamation and shall be vested in the Amalgamated Company or the Subsidiaries. No software licensed pursuant to any GNU public license (or similar license that requires or purports to require the distribution of source code of derivative works for open source software) is incorporated into any Interwave Product.

          (o) No government funding, facilities of a university, college, other educational institution or research center or funding from third parties was used in the development of any Interwave Intellectual Property. To the knowledge of Interwave, no current or former employee, consultant or independent contractor of Interwave, who was involved in, or who contributed to, the creation or development of any Interwave Intellectual Property, has performed services for the government, university, college, or other educational institution or research center during a period of time during which such employee, consultant or independent contractor was also performing services for Interwave.

          (p) No Interwave Intellectual Property as of the date hereof was developed with funding provided by any Governmental Entity or quasi-Governmental Entity. No Contact to which Interwave is a party restricts Interwave and/or Alvarion or the Amalgamated Company from transferring, conveying and/or assigning Interwave Intellectual Property to any entity located in any jurisdiction in the world.

          (q) The design, development, use, import, manufacture and sale of Interwave Products as it currently is conducted by Interwave, does not infringe or misappropriate any Intellectual Property Right of any person, or constitute unfair competition or trade practices under the laws of any jurisdiction, and Interwave has not received notice from any person claiming Interwave infringes or misappropriates any Intellectual Property Right of any person or constitutes unfair competition or trade practices under the laws of any jurisdiction (nor does Interwave have knowledge of any basis therefor). To the knowledge of Interwave, the design, development, use, import, manufacture and sale of Interwave Products as conducted by Interwave and the Interwave Intellectual Property do not infringe the Patents of a third party.

          (r) To the knowledge of Interwave, no person is materially infringing or misappropriating any Interwave Intellectual Property.

          (s) To the knowledge of Interwave, no Interwave Intellectual Property Right is subject to any proceeding or outstanding decree, order, judgment, Contract or stipulation that restricts in any manner the use, transfer or licensing thereof by Interwave or which would reasonably be expected to adversely affect the validity, use or enforceability of such Interwave Intellectual Property.

          (t) Interwave and its Subsidiaries have taken commercially reasonable steps to protect Interwave's and its Subsidiaries' rights in confidential information and trade secrets of Interwave and its Subsidiaries or of other persons, to the extent required in connection with the disclosure of such confidential information or trade secrets to Interwave or any of its Subsidiaries. Without limiting the foregoing, Interwave has, and enforces, a policy requiring each employee, consultant and contractor to execute proprietary information, confidentiality and assignment Contracts substantially in one of the forms made available to Alvarion and all current and former employees, consultants and contractors of Interwave and its Subsidiaries are in material compliance with such policy. All employees of Interwave and its Subsidiaries that have participated in the development of Interwave Products have entered into one or more valid and binding written Contracts with Interwave or one of its Subsidiaries sufficient to vest title in Interwave or such Subsidiary of all Intellectual Property, including all accompanying Intellectual Property Rights, created by such employee in the scope of his or her employment with Interwave or such Subsidiary.

          (u) No agreement to which Interwave or its Subsidiary is a party will, following the Amalgamation, result in: (i) Alvarion's or the Amalgamated Company's granting to any third party any right to or with respect to any Intellectual Property or Intellectual Property Right owned by, or licensed to, either of them; (ii) either Alvarion's or the Amalgamated Company's being bound by, or subject to, any non-compete or other restriction on the operation or scope of their respective businesses; or
(iii) either Alvarion's or the Amalgamated Company's being contractually obligated to pay any royalties or other amounts to any third party in excess of those currently payable by Interwave in respect thereof.

     2.18 Contracts. Except as set forth in Section 2.18 of the Interwave Disclosure Schedule, as of the date hereof neither Interwave nor any of its Subsidiaries is a party to or is bound by any of the following Contracts (other than any such Contract which is no longer of any force or effect):

          (a) (i) any employment or consulting Contract with any Employee, or
(ii) any service, operating or management Contract with respect to any of its facilities (whether leased or owned) other than (A) those that are terminable by Interwave or any of its Subsidiaries on no more than ninety (90) days' notice without liability or financial obligation to Interwave, and (B) those that do not involve in excess of $200,000 (or, with respect to consulting Contracts, $100,000) being paid by Interwave per annum;

          (b) any Contract of indemnification or any guaranty (other than any Contract of indemnification or warranty entered into in connection with the sale, license, distribution or marketing of products or services or Contracts which typically contain indemnity provisions but which are not primarily indemnification agreements (such as leases for real property, service contracts and the like), entered into in the ordinary course of business);

          (c) any Contract containing any covenant limiting in any respect the right of Interwave or any of its Subsidiaries to engage in any line of business or to compete with any person or granting any exclusive distribution rights;

          (d) any Contract relating to the disposition or acquisition by Interwave or any of its subsidiaries after the date of this Agreement of a material amount of assets not in the ordinary course of business or pursuant to which Interwave or any of its subsidiaries has any material ownership interest in any corporation, partnership, joint venture or other business enterprise other than Interwave's Subsidiaries;

          (e) any dealer, distributor, joint marketing or development Contract under which Interwave or any of its Subsidiaries have continuing material obligations to jointly market any Interwave Product and which may not be canceled without penalty upon notice of ninety (90) days or less, or pursuant to which Interwave or any of its Subsidiaries have continuing material obligations to jointly develop any Intellectual Property that will not be owned, in whole or in part, by Interwave or any of its Subsidiaries and which may not be canceled without penalty upon notice of ninety (90) days or less;

          (f) any Contract to license any third party to manufacture, reproduce, sell or distribute any Interwave Products, except Contracts with distributors or sales representative in the normal course of business cancelable without penalty upon notice of ninety (90) days or less and substantially in the form previously provided to Alvarion;

          (g) any Contract to provide source code to any third party for any Interwave Product that is material to Interwave and its Subsidiaries taken as a whole;

          (h) any mortgages, indentures, guarantees, loans or credit agreements, security agreements or other Contracts relating to the borrowing of money or extension of credit, other than trade payables incurred in the ordinary course of business;

          (i) any material settlement agreement under which Interwave has ongoing obligations; and

          (j) any other Contract involving in excess of $165,000 being paid by or to Interwave per annum.

     Neither Interwave nor any of its Subsidiaries, nor to Interwave's knowledge any other party to any Contract required to be disclosed in Section 2.17 or 2.18 of the Interwave Disclosure Schedule (any such contract, an "Interwave Contract"), is in material breach, violation or default under, and neither Interwave nor any of its Subsidiaries has received written notice that it has breached, violated or defaulted under, any of the material terms or conditions of any Interwave Contract in such a manner as would permit any other party to cancel or terminate any such Interwave Contract, or would permit any other party to seek material damages or other remedies (for any or all of such breaches, violations or defaults, in the aggregate). To Interwave's knowledge, no third party has breached, violated or defaulted under any of the material terms of any Interwave Contract. Interwave has made available to Alvarion true and correct copies of all Contracts between Interwave and its top ten customers (based on revenues for the twelve months ended March 31, 2004).

     2.19 Opinion of Financial Advisor. Interwave's financial advisor, Broadview, has delivered to the Board of Directors of Interwave an oral opinion, to be confirmed in writing, to the effect that, as of the date of such opinion, the aggregate merger consideration is fair from a financial point of view to the Interwave shareholders.

     2.20 Insurance. Interwave maintains insurance policies and fidelity bonds covering the assets, business, equipment, properties, operations, employees, officers and directors of Interwave and its Subsidiaries (collectively, the "Insurance Policies") which are of the type and in amounts customarily carried by persons at similar stages of development and financial condition conducting businesses similar to those of Interwave and its Subsidiaries. A list of all the Insurance Policies covering Interwave's operations in the United States is attached as Section 2.20 of the Disclosure Schedule. There is no material claim by Interwave or any of its Subsidiaries pending under any of the Insurance Policies as to which coverage has been denied or disputed by the underwriters of such policies or bonds.

     2.21 Board Approval. As of the date hereof and subject to Section 5.2(d), the Board of Directors of Interwave has unanimously: (a) determined that this Agreement, the Amalgamation and the other transactions contemplated by this Agreement are fair to, and in the best interests of, Interwave and its shareholders, and that, considering the financial position of the merging companies, no reasonable concern exists that the Amalgamated Company will be unable to fulfill the obligations of Interwave to its creditors; (b) subject to the approval of Interwave shareholders as provided in Section 2.4, approved this Agreement, the Amalgamation and the other transactions contemplated by this Agreement; and (c) determined to recommend that the shareholders of Interwave approve this Agreement, the Amalgamation and the other transactions contemplated by this Agreement.

     2.22 Inapplicability of Certain Statutes. Other than the Bermuda Act, the Delaware Code and other than competition statutes, Interwave is not subject to any business combination, control share acquisition, fair price or similar statute that applies to the Amalgamation or any other transaction contemplated by this Agreement.

     2.23 Foreign Corrupt Practices Act. Neither Interwave nor any Subsidiary, nor, to the knowledge of Interwave, any agent or employee has, directly or indirectly, materially violated any applicable provision of the Foreign Corrupt Practices Act of 1977, as amended.

     2.24 Major Customers and Suppliers; Product Prices.

          (a) Section 2.24 (a) of the Disclosure Schedule contains a list of all customers, including distributors, of Interwave for each of the two (2) most recent fiscal years showing separately the total sales (including payment terms) and total shipments to each such customer during each such year and any firm orders received by Interwave from such customer, provided such sales exceeded $100,000 in any such fiscal year. Except to the extent noted in Section 2.24(a) of the Disclosure Schedule, no customer described in Section 2.24 of the Disclosure Schedule has indicated in writing to Interwave its intention to cancel any purchase order, or return any products purchased by it, to the extent such cancellations or returns exceed in the aggregate $100,000.

          (b) Section 2.24(b) of the Interwave Disclosure Schedule contains a list by product line of the twenty major sales representatives, dealers, distributors and franchisees of Interwave. Interwave has furnished to Alvarion copies of all sales representatives, dealers, distributors and franchise contracts, and all substantial additions, modifications or exceptions thereto.

          (c) Section 2.24(c) of the Interwave Disclosure Schedule contains a list of Interwave's twenty major suppliers (determined on the basis of the total dollar amount of purchases during 2003 and the first calendar quarter of 2004) showing the total purchases from each such supplier during the year 2003 and the first calendar quarter of 2004 and any open orders placed by Interwave with such supplier.

     2.25 Product Warranty and Product Liability. Interwave and its Subsidiaries have not received any written product liability claims and any claims, actions, suits or proceedings pending or that to Interwave's knowledge are threatened, relating to the Interwave Products or to Interwave, within the last three (3) years (whether or not covered by insurance), except for (i) claims which have been fully settled and (ii) unresolved claims, actions, suits or proceedings that would not have a Material Adverse Effect on Interwave. The Interwave Products have been designed and manufactured so as to comply, in all material respects, with all mandatory governmental standards and specifications currently in effect in jurisdictions where the Interwave Products are sold, and have received all governmental approvals necessary to allow their sale and use and comply with all customer specifications in jurisdictions where the Interwave Products are sold, except where such non-compliance or failure to receive approvals will not have a Material Adverse Effect on Interwave.

     2.26 Inventory. In each set of consolidated financial statements (including, in each case, any related notes thereto) to the Interwave SEC Reports, Interwave's inventory has been valued in accordance with U.S. GAAP consistently applied and consists of items of quality useable and saleable in the normal course of Interwave's business except for items of obsolete materials and materials of below standard quality, all of which have been written down to realizable market value or for which adequate reserves have been provided.

     2.27 Full Disclosure. This Section 2 (including the Interwave Disclosure Schedule) does not (i) contain any representation, warranty or information that is false or misleading with respect to any material fact, or (ii) omit to state any material fact necessary in order to make the representations, warranties and information contained herein and therein not false or misleading.


                                   ARTICLE III

            REPRESENTATIONS AND WARRANTIES OF ALVARION AND MERGER SUB

     Alvarion and Merger Sub jointly and severally represent and warrant to Interwave, as of the date hereof, subject to such exceptions as are specifically disclosed in writing in the disclosure schedule supplied by Alvarion to Interwave, dated as of the date hereof and certified by a duly authorized officer of Alvarion (the "Alvarion Disclosure Schedule"), as follows:

     3.1 Organization and Qualification. Each of Alvarion and its subsidiaries is a corporation duly organized, validly existing and, where applicable, in good standing under the laws of the jurisdiction of its incorporation and has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted, except where the failure to do so would not, individually or in the aggregate, have a Material Adverse Effect on Alvarion. Each of Alvarion and its subsidiaries is in possession of all Approvals necessary to own, lease and operate the properties it purports to own, operate or lease and to carry on its business as it is now being conducted, except where the failure to have such Approvals would not, individually or in the aggregate, have a Material Adverse Effect on Alvarion. Each of Alvarion and its subsidiaries is duly qualified or licensed as a foreign corporation to do business, and, where applicable, is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except for such failures to be so duly qualified or licensed and in good standing that would not, either individually or in the aggregate, have a Material Adverse Effect on Alvarion. Merger Sub is a newly incorporated Delaware corporation. Except in connection with this Agreement, Merger Sub has not conducted any operations nor entered into any agreements, nor will it do either prior to the Effective Time. Merger Sub has no obligations or liabilities, either accrued, absolute, contingent or otherwise, nor will it have any such obligations or liabilities prior to the Effective Time or the earlier termination of this Agreement.

     3.2 Charter Documents. Alvarion has previously furnished to Interwave complete and correct copies of its Memorandum of Association and Articles of Association as amended to date (together, the "Alvarion Charter Documents") and the Certificate of Incorporation and Bye-laws of Merger Sub (the "Merger Sub Charter Documents"). Such Alvarion Charter Documents and Merger Sub Charter Documents are in full force and effect. Alvarion is not in violation of any of the provisions of the Alvarion Charter Documents, and Merger Sub is not in violation of any of the provisions of the Merger Sub Charter Documents.

     3.3 Authority Relative to this Agreement. Each of Alvarion and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement by Alvarion and by Merger Sub and the performance by each of Alvarion and Merger Sub of its obligations hereunder have been duly and validly authorized by all necessary corporate action on the part of Alvarion and Merger Sub, and no other corporate proceedings on the part of Alvarion or Merger Sub and no vote by Alvarion's stockholders are necessary to authorize this Agreement or for each of Alvarion and Merger Sub to perform its obligations hereunder. This Agreement has been duly and validly executed and delivered by Alvarion and by Merger Sub and, assuming the due authorization, execution and delivery by Interwave, constitutes a legal and binding obligation of Alvarion and of Merger Sub, enforceable against Alvarion and Merger Sub in accordance with its terms, except as the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting creditors' rights generally and laws relating to the availability of specific performance, injunctive relief or other equitable remedies.

     3.4 No Conflict; Required Filings and Consents.

          (a) The execution and delivery of this Agreement by Alvarion and Merger Sub do not, and the performance of this Agreement by Alvarion and Merger Sub will not: (i) conflict with or violate the Alvarion Charter Documents, Merger Sub Charter Documents or equivalent organizational documents of any of Alvarion's subsidiaries; or (ii) conflict with or violate any law, rule, regulation, order, judgment or decree applicable to Alvarion or any of its subsidiaries or by which it or their respective properties are bound or affected or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or materially impair Alvarion's or any of its subsidiaries' rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any of the properties or assets of Alvarion or any of its subsidiaries pursuant to, any material Contract to which Alvarion or any of its subsidiaries is a party or by which Alvarion or any of its subsidiaries or its or any of their respective properties are bound or affected, except to the extent such conflict, violation, breach, default, impairment or other effect would not in the case of clauses (ii) or (iii), individually or in the aggregate prevent or materially delay consummation of the Amalgamation or otherwise prevent the parties hereto from performing their obligations under this Agreement, including Alvarion's obligations to pay the aggregate amount of Per Share Cash Consideration and all Accounts Payable Costs.

          (b) The execution and delivery of this Agreement by Alvarion and Merger Sub do not, and the performance of this Agreement by Alvarion and Merger Sub will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity with respect to Alvarion and Merger Sub except: (i) for: (A) compliance with applicable requirements of the Securities Act; (B) compliance with the pre-merger notification requirements of the HSR Act and of foreign governmental entities; (C) compliance with the rules and regulations of Nasdaq; and (D) (i) other filings and recordation as required by Governmental Entities other than those in the United States; and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications: (A) would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Alvarion, or (B) would not prevent or materially delay the consummation of the Amalgamation or otherwise prevent the parties hereto from performing their respective obligations under this Agreement.

     3.5 SEC Filings; Financial Statements.

          (a) Alvarion has made available to Interwave a correct and complete copy of each report, schedule, registration statement and definitive proxy statement filed by Alvarion with the SEC since December 31, 2002 and prior to the date of this Agreement (the "Alvarion SEC Reports"), which are all the forms, reports and documents required to be filed by Alvarion with the SEC since such time. The Alvarion SEC Reports: (i) were prepared in accordance with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder; and (ii) did not at the time of filing thereof (and if any Alvarion SEC Report filed prior to the date of this Agreement was amended or superseded by a filing prior to the date of this Agreement then also on the date of filing of such amendment or superseded filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

          (b) Each set of consolidated financial statements (including, in each case, any related notes thereto) contained in the Alvarion SEC Reports: (i) complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto in effect at the time of such filing; (ii) was prepared in accordance with United States GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited statements, may not contain footnotes as permitted by Form 10-Q of the Exchange Act) and each fairly presents the consolidated financial position of Alvarion and its consolidated subsidiaries at the respective dates thereof and the consolidated results of its operations and cash flows for the periods indicated (subject, in the case of unaudited statements, to normal adjustments which were not or are not expected to be material in amount); and (iii) fairly presents in all material respects Alvarion's revenue recognition policies.

     3.6 Financing. Alvarion has, or will have at the Closing, sufficient cash or cash equivalent funds to pay the aggregate amount of Per Share Cash Consideration and all Accounts Payable Costs.

     3.7 Brokers. Alvarion has not incurred nor will it incur, directly or indirectly, any liability for brokerage or finders' fees or agents' commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby, except for any such fees and expenses payable solely by Alvarion.

     3.8 Merger Sub Board Approval. The Board of Directors of Merger Sub has unanimously: (a) determined that the Amalgamation is fair to, and in the best interests of, Merger Sub and its shareholders, and that, considering the financial position of the merging companies, no reasonable concern exists that the Amalgamated Company will be unable to fulfill the obligations of Merger Sub to its creditors; (b) approved this Agreement, the Amalgamation and the other transactions contemplated by this Agreement; and (c) determined to recommend that the shareholder of Merger Sub approves this Agreement, the Amalgamation and the other transactions contemplated by this Agreement.


                                   ARTICLE IV

                       CONDUCT PRIOR TO THE EFFECTIVE TIME

     4.1. Conduct of Business by Interwave. Except as required or permitted by the terms of this Agreement, as set forth in Section 4.1 of the Interwave Disclosure Schedule or approved by Alvarion in writing, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, each of Interwave and its Subsidiaries shall carry on its business in the usual, regular and ordinary course in substantially the same manner as heretofore conducted and in material compliance with all applicable laws and regulations, pay its debts and Taxes when due (subject to good faith disputes over such debts or Taxes), pay or perform other material obligations when due, and use its commercially reasonable efforts consistent with past practices and policies to: (a) preserve intact its present business organization; (b) keep available the services of its present officers and key employees; and (c) preserve its relationships with material customers, suppliers, distributors, licensors, licensees and others with which it has significant business dealings; provided, however, that in the event Interwave shall be required to take or refrain from taking any action pursuant to this Section 4.1 that would cause or would have the result of causing any representation or warranty of Interwave set forth in this Agreement to be or become inaccurate, Interwave shall so notify Alvarion in writing, and as soon as practicable, and in no event more than three (3) business days, after Alvarion's receipt of such notice Alvarion shall advise Interwave in writing as to whether Interwave should (x) take or refrain from taking such action, in which event such action or inaction shall not be deemed to constitute a breach of, or inaccuracy in, such representations or warranties, or (y) cause such representation or warranty to remain accurate, in which case such action or inaction shall not be deemed to constitute a breach of this Section 4.1. Interwave shall by 5 p.m. Pacific Daylight Time on every second Tuesday beginning on August 10, 2004 provide Alvarion with Interwave's current and estimated bookings, sales, cash receipts and cash expenditures for the then current fiscal quarter.

     In addition, except as required or permitted by the terms of this Agreement, as set forth in Section 4.1 of the Interwave Disclosure Schedule or approved by Alvarion in writing, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, Interwave shall not do any of the following and shall not permit its Subsidiaries to do any of the following (it being understood and agreed that any action taken or omitted to be taken by Interwave after the execution and delivery of this Agreement that is either permitted by the terms of this Section 4.1 or approved by Alvarion in writing pursuant to this Section 4.1 shall not be deemed to constitute a breach of, or inaccuracy in, any of the representations or warranties of Interwave set forth in this Agreement):

          (a) Waive any stock repurchase rights, accelerate, (other than in accordance with written agreements outstanding on the date hereof and disclosed on Section 2.3 or 2.11(g) of the Interwave Disclosure Schedule), amend or change the period of exercisability of any Interwave Share Option, or reprice any Interwave Share Option or authorize cash payments in exchange for any Interwave Share Option or allow any new enrollments in the ESPP or allow any participant in the ESPP to increase his or her participation rate in the ESPP;

          (b) Grant any severance or termination pay to any officer or employee except in the ordinary course of business consistent with past practices or pursuant to written agreements outstanding, or written policies existing, on the date hereof and included in the Interwave Disclosure Schedule, or as required by applicable law or adopt any new severance plan, or amend or modify or alter in any manner any severance plan, agreement, custom, policy or arrangement existing on the date hereof, or grant any equity based compensation, whether payable in cash or stock, including any Interwave Share Options except as permitted under
Section 4.1(g), all except the issuance of Interwave Shares upon exercise of vested Options contemplated by this Agreement;

          (c) Transfer or license to any person or entity or otherwise extend, amend or modify any rights to the Interwave Intellectual Property, or enter into any agreements or make other commitments or arrangements to grant, transfer or license to any person future patent rights, other than non-exclusive licenses granted to end users in the ordinary course of business consistent with past practices; provided that in no event shall Interwave: (i) license on an exclusive basis or sell any Intellectual Property Rights owned by Interwave; or
(ii) enter into any agreement (A) containing pricing or discounting terms or provisions other than in the ordinary course of business consistent with past practices, (B) limiting the right of Interwave to engage in any line of business or to compete with any person;

          (d) Enter into, renew or modify any Contracts relating to the distribution or marketing by third parties of Interwave Products;

          (e) Declare, set aside or pay any dividends on or bonus issue of or make any other distributions (whether in cash, stock, equity securities or property) in respect of any capital stock or consolidate, subdivide, split, combine or reclassify any capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any capital stock;

          (f) Purchase, redeem or otherwise acquire, directly or indirectly, any shares of capital stock of Interwave or its Subsidiaries or any options, warrants, calls or rights to acquire any such shares, except repurchases of unvested shares in connection with the termination of the employment relationship with any Employee pursuant to share option or purchase agreements in effect on the date hereof;

          (g) Issue, deliver, sell, authorize, pledge or otherwise encumber (or propose any of the foregoing with respect to) any shares of capital stock or any securities convertible into or exercisable or exchangeable for shares of capital stock, or subscriptions, rights, warrants or options to acquire any shares of such capital stock or any securities convertible into shares of such capital stock, or enter into other Contracts of any character obligating it to issue any such shares or convertible securities, other than the issuance, delivery and sale of: (i) Interwave Shares pursuant to the exercise of share options, warrants and other agreements set forth in Section 2.3 of the Interwave Disclosure Schedule, in each case outstanding as of the date of this Agreement; (ii) Interwave Shares issuable to participants in the ESPP consistent with the terms thereof; and (iii) grants of Interwave Share Options to purchase Interwave Shares under an Interwave Option Plan to new hires according to the terms of the Option Guidelines set forth in Schedule 4.1(g), which Interwave Share Options shall not accelerate as a result of the occurrence of any of the transactions contemplated by this Agreement (whether alone or upon the occurrence or nonoccurrence of any additional or subsequent events);

          (h) Cause, permit or propose any amendments to the Interwave Charter Documents (or similar governing instruments of any of its Subsidiaries);

          (i) Acquire or agree to acquire by merging, amalgamating or consolidating with, or by purchasing any equity interest in or a portion of the assets of, or by any other manner, any business or any person or division thereof, or otherwise acquire or agree to acquire all or substantially all of the assets of any of the foregoing, enter into any joint ventures, strategic partnerships or alliances or form or agree to form any subsidiaries;

          (j) Sell, lease, license, encumber, convey, assign, sublicense or otherwise dispose of or transfer any properties or assets or any interest therein other than: (i) sales and licenses in the ordinary course of business consistent with past practice; and (ii) the sale, lease or disposition (other than through licensing permitted by clause (c)) of property or assets which are not material, individually or in the aggregate, to the business of Interwave and its subsidiaries taken as a whole in the ordinary course of business consistent with past practice; modify, amend or terminate any existing Contract affecting the use, possession or operation of any material properties or assets other than in the ordinary course of business consistent with past practice; or grant or otherwise create or consent to the creation of any Lien affecting any owned or leased real property or any part thereof other than in the ordinary course of business consistent with past practice;

          (k) Incur any indebtedness for borrowed money or guarantee any such indebtedness of another person, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of Interwave, enter into any "keep well" or other agreement to maintain any financial statement condition or enter into any arrangement having the economic effect of any of the foregoing other than in connection with the financing of ordinary course trade payables consistent with past practice;

          (l) (i) Adopt or amend any Employment Agreement or Interwave Employee Plan, except as may be required by law; or enter into any employment Contract or collective bargaining agreement (other than offer letters and letter agreements entered into in the ordinary course of business consistent with past practice with employees who are terminable "at will," except as may be required by Legal Requirements, and who are not officers of Interwave); (ii) agree to pay or pay any special bonus or special remuneration to any director or employee; or (iii) increase the salaries or wage rates or benefits (including rights to severance or indemnification) of its directors, officers, employees or consultants except, in each case, as may be required by law or by any existing employee benefit plan, policy, arrangement, program or Contract disclosed on Section 2.11 of the Interwave Disclosure Schedule;

          (m) (i) Pay, discharge, or satisfy any material claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise) or settle any litigation (whether or not commenced prior to the date of this Agreement), other than the payment, discharge, settlement or satisfaction, in the ordinary course of business consistent with past practice or in accordance with their terms in existence as of the date hereof, or (ii) waive the benefits of, agree to modify in any manner, terminate, release any person from or knowingly fail to enforce any confidentiality or similar Contract to which Interwave or any of its subsidiaries is a party or of which Interwave or any of its Subsidiaries is a beneficiary;

          (n) Modify or amend in any material respect, or terminate, any Contract set forth or required to be set forth in Section 2.17 or 2.18 of the Interwave Disclosure Schedule or waive, delay the exercise of, release or assign any material rights or claims thereunder;

          (o) Except as required by GAAP, revalue any of its assets (including, without limitation, writing down the value of capitalized inventory or writing off notes or accounts receivable) or make any material change in accounting methods, principles or practices;

          (p) Hire any employee with an annual compensation level in excess of $100,000; (ii) terminate employees if such terminations would result in more than a 10% reduction in the research and development department or the sales and marketing department; or (iii) increase the number of its employees;

          (q) Other than (i) fees and expenses up to $250,000 payable to Broadview pursuant to the engagement letter referred to in Section 2.16 upon the delivery of a fairness opinion by Broadview in connection with the Amalgamation and (ii) fees and expenses payable to Wilson Sonsini Goodrich & Rosati in an amount to up to $125,000 per month (other than fees and expenses in connection with the Amalgamation, which may be paid when due), make any individual or series of related payments outside of the ordinary course of business in excess of $100,000 in the aggregate;

          (r) Other than in the ordinary course of business, enter into any Contract or series of related Contracts requiring Interwave or any of its Subsidiaries to pay in excess of $100,000 over the term of such Contract or series of Contracts;

          (s) Make any Tax election inconsistent with past practice, agree to pay, settle or compromise any material Tax liability or consent to any extension or waiver of any limitation period with respect to Taxes, or request, negotiate or agree to any Tax rulings; or

          (t) Agree in writing or otherwise to take any of the actions described in Section 4.1(a) through (s) above.

                                    ARTICLE V

                              ADDITIONAL AGREEMENTS

     5.1 Regulatory Publications and Filings; Preparation of Certificate of Amalgamation. Each party to this Agreement shall use all reasonable efforts to deliver and file, as promptly as practicable after the date of this Agreement, each notice, report or other document required to be delivered by such party to, or filed by such party with, any Governmental Entity with respect to the Amalgamation and the transactions contemplated by this Agreement. Without limiting the generality of the foregoing:

          (a) Not more than three months prior to the Closing Date, Interwave and Alvarion shall prepare a public statement regarding Interwave and Merger Sub's intention to amalgamate and continue as a foreign corporation (as defined in Section 104A of the Bermuda Act), which statement will be published by Interwave in an appointed newspaper in Bermuda, and by Merger Sub in a national newspaper in the United States.

          (b) On or prior to the Closing Date, Interwave and Alvarion will prepare, and Interwave will file with the Registrar of Companies in Bermuda, a Notice of Amalgamation (the "Bermuda Amalgamation Notice"), which shall include the following information and will have attached to it the following documents:

               (i) The Effective Time of the Amalgamation;

               (ii) The jurisdiction of the Amalgamated Company and the address of its registered office or principal address in such jurisdiction;

               (iii) A copy of a statutory declaration by a director or officer of Interwave to the effect that there are reasonable grounds for believing that
(x) Interwave is, and the Amalgamated Company will be, able to pay its liabilities as they fall due; (y) the realizable value of the Amalgamated Company's assets will not be less than the aggregate of its liabilities and issued share capital and share premium accounts; and (z) no creditor of Interwave will be prejudiced by the Amalgamation; and

               (iv) A copy of an irrevocable deed poll executed by Interwave and its directors pursuant to which Interwave and each of its directors may be served with legal process at address set forth in Section 8.2, and Interwave and such directors submit to the non-exclusive jurisdiction of the applicable courts in the above mentioned address.

          (c) As promptly as reasonably practicable after the execution of the Agreement, Interwave shall prepare and file the proxy statement to be sent to the shareholders of Interwave in connection with the Interwave General Meeting (such proxy statement, as amended or supplemented, being referred to herein as the "Proxy Statement") with the SEC under the Exchange Act. Alvarion shall provide promptly to Interwave such information concerning itself as, in the reasonable judgment of Interwave or its counsel, may be required or appropriate for inclusion in the

Proxy Statement, or in any amendments or supplements thereto. Interwave shall respond to any comments of the SEC, and shall use its reasonable best efforts to have Proxy Statement cleared by the SEC as promptly as practicable after such filing, and Interwave shall cause the Proxy Statement to be mailed to its shareholders at the earliest reasonably practicable time after the Proxy Statement is cleared by the SEC. Interwave shall notify Alvarion promptly upon the receipt of any written comments from the SEC or its staff and of any written request by the SEC or its staff for amendments or supplements to the Proxy Statement or for additional information and shall supply Alvarion with copies of all correspondence between Interwave or any of its representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the Proxy Statement. Interwave shall give Alvarion and its counsel the opportunity to review and approve the Proxy Statement, including all amendments and supplements thereto (provided that Alvarion's approval right hereunder shall not extend to disclosures related Interwave's board process related to the transaction, including but not limited to the recommendation of Interwave's Board of Directors, any changes in such recommendation, the reasons for the transaction or the opinion of Interwave's financial advisor) prior to its being filed with the SEC and shall give Alvarion and its counsel the opportunity to review and comment on all responses to requests for additional information and replies to comments prior to their being filed with, or sent to, the SEC. Interwave shall cause the Proxy Statement to comply in all material respects with all applicable Legal Requirements. Whenever any event occurs which is required to be set forth in an amendment or supplement to the Proxy Statement, Interwave shall promptly inform Alvarion of such occurrence and file with the SEC or its staff and/or mail to shareholders of Interwave, such amendment or supplement

          (d) As promptly as practicable after the execution and delivery of this Agreement, Merger Sub will file a copy of the Certificate of Merger/Amalgamation with the Delaware Secretary of State to obtain pre-approval of such certificate.

          (e) As soon as may be reasonably practicable, Interwave and Alvarion each shall file with the United States Federal Trade Commission (the "FTC") and the Antitrust Division of the United States Department of Justice ("DOJ") Notification and Report Forms relating to the transactions contemplated herein as required by the HSR Act, as well as any additional pre-merger notification forms required by control laws and regulations of any applicable jurisdiction, as reasonably agreed by the parties to be required. Interwave and Alvarion each shall promptly: (i) supply the other with any information which may be required in order to effectuate such filings; and (ii) supply any additional information which reasonably may be required by the FTC, the DOJ or the competition or merger control authorities of any other jurisdiction and which the parties may reasonably deem appropriate; provided, however, that neither Alvarion nor Interwave shall be required to agree to any divestiture by itself or any of its subsidiaries or affiliates of shares of capital stock or of any material business, assets or property, or the imposition of any material limitation on the ability of any of them to conduct their businesses or to own or exercise control of such assets, properties and stock.

          (f) Without derogating from the provisions of Sections 5.6, Interwave and Alvarion shall cause their respective counsels, advisors and accountants to coordinate all activities, and to cooperate with each other, with respect to the preparation and filing of any documents required to be filed or published pursuant to this Section 5.1. The parties further agree to comply at all times with all the procedures detailed in the Bermuda Act and to take all necessary actions in order to minimize the duration of such procedures.

     5.2 Approval of Stockholders of Interwave.

          (a) As promptly as practicable after the execution and delivery of this Agreement and in accordance with the Bermuda Act and the IInterwave Charter Documents, Interwave shall convene the Interwave General Meeting of its shareholders for the purpose of approval of the terms and conditions of this Agreement, the Amalgamation and the transactions contemplated hereby. Unless the Board of Directors of Interwave shall have withheld, withdrawn, amended, modified or changed its recommendation of this Agreement, the Amalgamation and the transactions contemplated thereby in compliance with Section 5.2(d) hereof, Interwave shall use all commercially reasonable efforts to solicit from its shareholders proxies in favor of the approval of such matters and to secure the vote or consent of holders of more than 50% of Interwave's outstanding share capital and of three-fourths of the votes cast at the Interwave General Meeting. Notwithstanding anything to the contrary contained in this Agreement, Interwave may adjourn or postpone the Interwave General Meeting to the extent necessary to ensure that any necessary supplement or amendment to the Proxy Statement is provided to Interwave's shareholders in advance of a vote on this Agreement, the Amalgamation and the transactions contemplated hereby or, if as of the time for which the Interwave General Meeting is originally scheduled (as set forth in the Proxy Statement) there are insufficient Shares represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Interwave General Meeting.

          (b) Interwave shall call, give notice of, convene, hold, conduct and solicit all proxies in connection with, the Interwave General Meeting in compliance with all applicable Legal Requirements, including the Bermuda Act, the Interwave Charter Documents, and the rules of Nasdaq.

          (c) Unless the Board of Directors of Interwave shall have withheld, withdrawn, amended, modified or changed its recommendation of this Agreement, the Amalgamation and the transactions contemplated thereby in compliance with
Section 5.2(d) hereof: (i) the Board of Directors of Interwave shall recommend that Interwave's shareholders entitled to vote in respect thereof, vote in favor of and approve this Agreement, the Amalgamation and the transactions contemplated by this Agreement at the Interwave General Meeting; and (ii) neither the Board of Directors of Interwave nor any committee thereof shall withhold, withdraw, amend, modify, change or publicly propose or publicly resolve to withhold, withdraw, amend, modify or change, in each case in a manner adverse to Alvarion, the recommendation of the Board of Directors of Interwave that Interwave's shareholders vote in favor of and approve this Agreement, the Amalgamation and the transactions contemplated by this Agreement.

          (d) Nothing in this Agreement shall prevent the Board of Directors of Interwave from withholding, withdrawing, amending, modifying or changing its recommendation in favor of the approval of this Agreement and the Amalgamation if: (i) a Superior Proposal (as defined below) is made to Interwave and is not withdrawn; (ii) neither Interwave nor any of its representatives shall have violated the terms of Section 5.5 hereof in any material respect in connection with such Superior Proposal; (iii) the Board of Directors of Interwave concludes in good faith, after consultation with its outside counsel, that, in light of such Superior Proposal, the failure to withhold, withdraw, amend, modify or change such recommendation would be inconsistent with the fiduciary obligations of the Board of Directors of Interwave to Interwave or to Interwave's shareholders; (iv) this Agreement, the Amalgamation and the transactions contemplated hereby have not yet been approved by Interwave's shareholders at the Interwave General Meeting; and (v) concurrently with any such withholding, withdrawal, amendment, modification or changing of such recommendation, Interwave shall have terminated this Agreement pursuant to and in accordance with Section 7.1(i) hereof and entered into an Alternative Agreement.

     5.3 Merger Sub General Meeting. As promptly as practicable after the execution and delivery of this Agreement, Merger Sub shall hold its general meeting, and Alvarion (as the sole shareholder of Merger Sub) shall approve this Agreement, the Amalgamation and the transactions contemplated by this Agreement at such general meeting.

     5.4 Confidentiality; Access to Information. The parties acknowledge that Interwave and Alvarion have previously executed a Confidentiality Agreement, dated as of January 14, 2004 (the "Confidentiality Agreement"), which Confidentiality Agreement will continue in full force and effect in accordance with its terms. Interwave will afford Alvarion and its accountants, counsel and other representatives reasonable access during normal business hours, upon reasonable notice, to the properties, books, records and personnel of Interwave during the period prior to the Effective Time to obtain all information concerning its business, including, without limitation, the status of product development efforts, properties, results of operations and personnel of Interwave, as Alvarion may reasonably request. No information or knowledge obtained by Alvarion in any investigation pursuant to this Section 5.4 will affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the Amalgamation.

     5.5 No Solicitation.

          (a) From and after the date of this Agreement until the earlier to occur of the Effective Time or termination of this Agreement pursuant to Article VII, Interwave and its Subsidiaries will not, nor will they authorize or permit, to the extent within its control, any of their respective officers, directors, controlled affiliates or employees or any of their respective investment bankers, attorneys or other advisors or representatives retained by them to, directly or indirectly: (i) solicit, initiate, or take an action intended to encourage or induce the making, submission or announcement of any Acquisition Proposal (as defined below); (ii) engage or participate in any discussions or negotiations with any person (other than any officer, director, controlled affiliate or employee of Alvarion or any of its subsidiaries or any investment banker, attorney or other advisor or representative of Alvarion or any of its subsidiaries) regarding, or furnish to any person any non-public information with respect to, or take any other action intended to facilitate any inquiries or the making of any proposal that constitutes or may reasonably be expected to lead to, any Acquisition Proposal; (iii) approve, endorse or recommend any Acquisition Proposal; or (iv) enter into any letter of intent or similar document or any contract, agreement or commitment contemplating or otherwise relating to any Acquisition Transaction (as defined below). Notwithstanding the above, prior to the approval of this Agreement, the Amalgamation and the transactions contemplated hereby by Interwave's shareholders at the Interwave General Meeting, nothing contained in this Agreement (including, without limitation, this Section 5.5) shall prohibit the Board of Directors of Interwave from (i) complying with Rule 14d-9 or Rule 14e-2(a) under the Exchange Act with regard to a tender or exchange offer or (ii) in response to an unsolicited Acquisition Proposal that is not withdrawn in writing, from engaging or participating in discussions or negotiations with and furnishing information to the party making such Acquisition Proposal, provided that the Board of Directors of Interwave: (A) reasonably and in good faith concludes that the Acquisition Proposal constitutes a Superior Proposal (as defined below) (or that is reasonably likely to constitute, taking into account all of the relevant facts and circumstances, a Superior Proposal) and in good faith believes that the offer is likely to be consummated under the terms stated in such Superior Proposal, and (B) determines in good faith after consultation with its outside legal counsel that failure to take such action would be inconsistent with the fiduciary obligations of the Board of Directors of Interwave to Interwave or to Interwave's shareholders; and provided further that (x) concurrently with furnishing any such information to, or entering into discussions or negotiations with, such party, Interwave gives Alvarion written notice of the identity of such person or group (unless prohibited by a confidentiality or non-disclosure agreement entered into prior to the date hereof which cannot be canceled promptly after the date of the Agreement) and of Interwave's intention to furnish information to, or enter into discussions or negotiations with, such party and (y) Interwave receives from such party an executed confidentiality agreement at least as restrictive as the Confidentiality Agreement; and (z) contemporaneously with furnishing any such information to such party, Interwave furnishes such information to Alvarion (to the extent such information has not been previously furnished by Interwave to Alvarion). Interwave and its subsidiaries will immediately cease any and all existing discussions or negotiations with any parties conducted heretofore with respect to any Acquisition Proposal.

          (b) For purposes of this Agreement: (i) "Acquisition Proposal" shall mean any offer or proposal (other than an offer or proposal by Alvarion or Merger Sub or any of their affiliates) relating to any Acquisition Transaction;
(ii) "Acquisition Transaction" shall mean any transaction or series of related transactions other than the transactions contemplated by this Agreement involving: (A) any acquisition or purchase from Interwave by any person or "group" (as defined in Section 13(d) of the Exchange Act and the rules and regulations thereunder) of more than a 20% interest in the total outstanding voting securities of Interwave or any of its Subsidiaries or any tender offer or exchange offer that if consummated would result in any person or "group" (as defined in Section 13(d) of the Exchange Act and the rules and regulations thereunder) beneficially owning 20% or more of the total outstanding voting securities of Interwave or any of its Subsidiaries or any merger, consolidation, business combination or similar transaction involving Interwave pursuant to which the shareholders of Interwave immediately preceding such transaction hold less than 80% of the equity interests in the surviving or resulting entity of such transaction; (B) any sale, lease (other than in the ordinary course of business), exchange, transfer, license (other than in the ordinary course of business), acquisition or disposition of more than 50% of the assets of Interwave; or (C) any liquidation, dissolution, recapitalization or other significant corporate reorganization of Interwave; and (iii) "Superior Proposal" shall mean any unsolicited, written Acquisition Proposal received or made in compliance with Section 5.5(a) believed by Interwave's Board of Directors to be bona fide which: (A) if any cash consideration is involved, is not subject to any financing contingency or, if subject to a financing contingency, such financing in the reasonable judgment of Interwave's Board of Directors is likely to be obtained on a timely basis; and (B) Interwave's Board of Directors shall have reasonably and in good faith determined that the proposed Acquisition Transaction is more favorable to the shareholders of Interwave, from a financial point of view, than the Transaction (taking into account the advice of Interwave's financial advisors).

     In addition to the obligations of Interwave set forth in Section 5.5(a), Interwave shall, as promptly as practicable and in any event within two business days, advise Alvarion in writing of: (i) any request for non-public information in connection with, or which Interwave reasonably concludes would lead to, any Acquisition Proposal; (ii) the receipt of any Acquisition Proposal, or any inquiry with respect to or which Interwave reasonably concludes would lead to any Acquisition Proposal; (iii) the material terms and conditions of such request, Acquisition Proposal or inquiry; and (iv) the identity of the person or group making any such request, Acquisition Proposal or inquiry (unless prohibited by a confidentiality or non-disclosure agreement entered into prior to the date hereof which cannot be canceled promptly after the date of the Agreement). Interwave shall keep Alvarion informed in all material respects of the status and details (including material amendments or proposed amendments) of any such request, Acquisition Proposal or inquiry. In addition to the foregoing, Interwave shall: (i) provide Alvarion with at least 48 hours prior written notice (or such lesser prior notice as provided to the members of Interwave's Board of Directors) of any meeting of Interwave's Board of Directors at which Interwave's Board of Directors is reasonably expected to recommend a Superior Proposal to its shareholders and together with such notice a copy of the definitive documentation relating to such Superior Proposal and shall not resolve to recommend such Superior Proposal without having notified Alvarion at least 48 hours prior to such recommendation. Nothing in this Section 5.5 shall prevent Interwave from sending a written notice to any party with whom Interwave has entered into a non-disclosure agreement and informing such party that the non-disclosure agreeement is terminated by such notice and that any further communications between the party and Interwave or any of its Subsidiaries would not be covered by the non-disclosure agreement.

     5.6 Public Disclosure. Alvarion and Interwave will consult with each other and, to the extent practicable, agree, before issuing any press release or otherwise making any public statement with respect to the transactions contemplated by this Agreement as to the content of such press release or public statement and will not issue any such press release or make any such public statement prior to such consultation, except as may be required by law or any listing agreement with a national securities exchange or Nasdaq, in which case reasonable efforts to consult with the other party will be made prior to any such release or public statement.

     5.7 Commercially Reasonable Efforts. Subject to the terms and conditions set forth in this Agreement, each of the parties shall use all commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things reasonably necessary, proper or advisable to consummate and make effective, in the most expeditious manner reasonably practicable, the Amalgamation and the other transactions contemplated by this Agreement, including using commercially reasonable efforts to accomplish the following: (i) causing the conditions precedent set forth in Article VI to be satisfied; (ii) the obtaining of all necessary actions or nonactions, waivers, consents, approvals, rulings, exemptions, orders and authorizations from Governmental Entities and the making of all necessary registrations, declarations and filings (including registrations, declarations and filings with Governmental Entities, if any) and the taking of all commercially reasonable steps as may be necessary to avoid any suit, claim, action, investigation or proceeding by any Governmental Entity; (iii) the execution or delivery of any additional instruments reasonably necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement. In connection with and without limiting the foregoing, Interwave, Alvarion and their respective Boards of Directors shall, if any state takeover statute or similar statute or regulation is or becomes applicable to the Amalgamation, this Agreement or any of the transactions contemplated by this Agreement, use all commercially reasonable efforts to ensure that the Amalgamation and the other transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such statute or regulation on the Amalgamation, this Agreement and the transactions contemplated hereby. Notwithstanding anything to the contrary contained in this Agreement (except as otherwise set forth in this sentence), neither Alvarion nor Interwave shall have any obligation under this Agreement: (i) to dispose or transfer or cause any of its subsidiaries to dispose of or transfer any material assets, or to commit to cause Interwave to dispose of any material assets; (ii) to discontinue or cause any of its subsidiaries to discontinue offering any material product or service, or to commit to cause Interwave to discontinue offering any material product or service; (iii) to license or otherwise make available, or cause any of its subsidiaries to license or otherwise make available, to any person, any material technology, software or other proprietary asset, or to commit to cause Interwave to license or otherwise make available to any Person any material technology, software or other proprietary asset; (iv) to hold separate or cause any of its subsidiaries to hold separate any material assets or operations (either before or after the Closing Date), or to commit to cause Interwave to hold separate any material assets or operations; (v) subject to Section 5.5 hereof, to make or cause any of its subsidiaries to make any commitment (to any Governmental Entity or otherwise) regarding its future operations or the future operations of Interwave or that would affect its discretion in determining the terms of any Contract or relationship with any person or entity; or (vi) to contest or defend against any suits, claims, actions, investigations or proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby except, in the case of any action described in clauses (i) through (vi) of this sentence, where such action would not, in Alvarion's sole good faith judgment, be reasonably expected to be materially burdensome to Alvarion, Interwave and their subsidiaries taken as a whole, or, in the case of any action described in clause (vi) of this sentence, if Interwave determines in good faith that contesting the legal proceeding would not be advisable. The Chief Executive Officer of Interwave shall use reasonable best efforts to contact Interwave's significant shareholders and encourage them to vote in favor of the Amalgamation.

     5.8 Third Party Consents. As soon as practicable following the date hereof, Interwave, with commercially reasonable assistance from Alvarion, but without any requirement that Interwave expend more than a nominal sum of money, will obtain any consents, waivers and approvals under any of its or its Subsidiaries' respective Contracts required to be obtained in connection with the consummation of the transactions contemplated hereby, including those Contracts set forth or required to be set forth on Section 2.5(a) of the Interwave Disclosure Schedule.

     5.9 Share Options and Employee Benefits.

          (a) Interwave Share Options. Each outstanding option to purchase Interwave Shares (each, an "Interwave Share Option"), whether vested or unvested, will be treated in accordance with terms of the Option Plans and applicable agreements. In the event Alvarion elects to assume Interwave Share Options, each outstanding option to purchase Interwave Shares (each, an

"Interwave Share Option") will by virtue of the Amalgamation be assumed by Alvarion. Each Interwave Share Option so assumed by Alvarion under this Agreement will continue to have, and be subject to, the same terms and conditions of such options immediately prior to the Effective Time (including, without limitation, any repurchase rights or vesting provisions), except that
(i) each Interwave Share Option will be exercisable (or will become exercisable in accordance with its terms) for that number of whole Alvarion Ordinary Shares equal to the product (rounded down to the nearest whole number of Alvarion Ordinary Shares) of the number of shares of Interwave Shares that were issuable upon exercise of such Interwave Share Option immediately prior to the Effective Time multiplied by the Option Exchange Ratio, (ii) the per share exercise price for the Alvarion Ordinary Shares issuable upon exercise of such assumed Interwave Share Option will be equal to the quotient (rounded up to the nearest whole cent) determined by dividing the exercise price per Interwave Share at which such Interwave Share Option was exercisable immediately prior to the Effective Time by the Option Exchange Ratio, rounded up to the nearest whole cent; and (iii) effective upon the Closing, 25% of the unvested portion of any shares at such time subject to an Interwave Share Option (the "Acceleration Shares") shall accelerate and the remaining unvested shares shall continue to vest according to the original vesting schedule (which, for the avoidance of doubt, shall be shortened by the period during which the Acceleration Shares would otherwise have vested). (For the avoidance of doubt, if an Interwave Share Option were outstanding to purchase 100 Interwave Shares that were to vest over a 4 year period and 2 years of vesting had already occurred, the vesting on 12.5 shares would accelerate upon the Closing and the remaining 37.5 unvested shares would vest over a 1.5 year period). It is the intention of the parties that the Interwave Share Options so assumed by Alvarion hereunder qualify, to the maximum extent permissible, following the Effective Time as "incentive stock options" as defined in Section 422 of the Code to the extent such options qualified as incentive stock options prior to the Effective Time. For these purposes, "Option Exchange Ratio" means the quotient obtained by dividing (A) the Per Share Consideration by (B) the Alvarion Share Price. For these purposes, "Alvarion Share Price" means the average closing price of Alvarion Ordinary Shares on The Nasdaq National Market over the five trading days up to and including the second trading day preceding the Closing. In the event that Alvarion at any time between the date of this Agreement and the Effective Time declares or pays any dividend on Alvarion Ordinary Shares payable in Alvarion Ordinary Shares or in any right to acquire Alvarion Ordinary Shares, or effects a subdivision of the outstanding Alvarion Ordinary Shares into a greater number of Alvarion Ordinary Shares (by stock dividends, combinations, splits, recapitalizations and the like), or in the event the outstanding Alvarion Ordinary Shares will be combined or consolidated, by reclassification or otherwise, into a lesser number of Alvarion Ordinary Shares, which dividend, subdivision or other action would become effective during the five trading days during which the Alvarion Share Price is calculated, then the Alvarion Share Price will be appropriately adjusted.

          (b) ESPP. The rights of participants in the ESPP with respect to any offering then underway under the ESPP will be determined by treating a date prior to the Effective Time as determined by Interwave's Board of Directors as the last day of such offering and by making such other pro rata adjustments as may be necessary to reflect the shortened offering but otherwise treating such shortened offering as a fully effective and completed offering for all purposes under the ESPP. Outstanding rights to purchase Interwave Shares will be exercised in accordance with the ESPP, and each Interwave Share purchased pursuant to such exercise will by virtue of the Merger, and without any action on the part of the holder thereof, be converted into the right to receive the Per

Share Consideration, without issuance of certificates representing issued and outstanding Interwave Shares to participants under the ESPP. As of the Effective Time, the ESPP will be terminated. Alvarion agrees that from and after the Effective Time, employees of the Amalgamated Company may participate in Alvarion's employee stock purchase plan, if any, subject to the terms and conditions of such plan.

          (c) 401(k) Plan. Interwave shall terminate, effective as of the day immediately preceding the Effective Time, any and all Interwave Employee Plans intended to include a Code Section 401(k) arrangement (the "401(k) Plans") unless Alvarion provides notice to Interwave at least ten (10) business days prior to the Effective Time that such 401(k) Plan(s) should not be terminated. Prior to the Closing Date, Alvarion shall receive from Interwave evidence that the 401(k) Plans have been terminated pursuant to resolutions of each such entity's Board of Directors (the form and substance of such resolutions shall be subject to review and approval of Alvarion), effective as of the day immediately preceding the Effective Time.

          (d) U.S. Employee Benefit Plan Participation. At and for one year after the Effective Time, Alvarion and/or any of Alvarion's subsidiaries shall arrange for each employee who resides in the United States of America and was participating in any of the Interwave Employee Plans immediately before the Effective Time, to participate in any counterpart benefit plans in the United States of America in which employees of Alvarion participate (the "U.S. Counterpart Plans"), in accordance with the eligibility criteria thereof, provided that: (i) such participants shall receive full credit for years of service with any one or more of Interwave, any Subsidiary and prior employers to the extent such service is taken into account under such Interwave Employee Plans and to the extent such service credit does not result in the duplication of benefits and (ii) such participants shall participate in the U.S. Counterpart Plans on terms no less favorable than those offered by Alvarion to its similarly situated employees; provided that Interwave or the applicable employee timely provides Alvarion and/or its Subsidiaries with the information necessary to comply with this provision, Alvarion and/or its subsidiaries shall give credit under those of its U.S. Counterpart Plans that are welfare benefit plans for all amounts credited toward deductibles and out-of-pocket maximums, and time accrued against applicable waiting periods, by employees (in each case including their eligible dependents) of Interwave and its subsidiaries, in respect of the applicable plan year in which the Effective Time occurs. With respect to its medical plans, Alvarion and/or its subsidiaries shall waive all requirements for evidence of insurability and pre-existing conditions otherwise applicable to employees of Interwave or any of its Subsidiaries under the U.S. Counterpart Plans in which employees of Interwave and its Subsidiaries become eligible to participate on or following the Effective Time (to the extent that such conditions were covered under the Interwave Employee Plans immediately prior to the Effective Time). Notwithstanding the foregoing, Alvarion or any of its subsidiaries may continue one or more of the Interwave Employee Plans, in which case Alvarion and its subsidiaries shall have satisfied their obligations hereunder with respect to the benefits so provided. Nothing in this Section 5.9(d) shall be construed to entitle any employee to continue his or her employment for any period of time or prevent Alvarion from amending any of the U.S. Counterpart Plans or Interwave employee benefit plans at any time; provided, however, that no such amendment shall be made or given effect within one year after the Effective Time to the extent that such amendment would result in persons employed with Interwave or any of its Subsidiaries immediately before the Effective Time having benefits, in the aggregate, that are less favorable than the benefits provided to similarly-situated employees of Alvarion.

          (e) Continuing Employees. Following the execution of this Agreement, Alvarion shall offer certain employees and consultants of Interwave, compensation packages on terms no less favorable than those offered by Alvarion to its similarly situated employees, as shall be determined by Alvarion which packages will include the grant to such employees and consultants of options to purchase Ordinary Shares of Alvarion. Alvarion shall offer the employees set forth on Schedule 5.9(e) employment packages that include the terms set forth opposite each such employee's name on Schedule 5.9(e).

          (f) S-8/F-8. In the event Alvarion elects to assume the Interwave Stock Options, Alvarion agrees to file a registration statement on Form S-8/F-8 for the Alvarion Ordinary Shares issuable with respect to Interwave Share Options as soon as reasonably practicable after the Effective Time and in any event within ten (10) business days following the Effective Time to the extent the shares issuable under such assumed Interwave Share Options qualify for registration on Form S-8/F-8.

     5.10 Interwave Warrants. At the Effective Time, each outstanding Interwave Warrant, whether or not exercisable, will be assumed by Alvarion. Each Interwave Warrant so assumed by Alvarion under this Agreement will continue to have, and be subject to, the same terms and conditions set forth in the applicable Interwave Warrant immediately prior to the Effective Time, except that each Interwave Warrant will be exercisable (or will become exercisable in accordance with its terms) for that number of whole Alvarion Ordinary Shares equal to the product of the number of Interwave Shares that were issuable upon exercise of such Interwave Warrant immediately prior to the Effective Time multiplied by the Option Exchange Ratio, rounded to the nearest whole number of Alvarion Ordinary Shares, and (ii) the per share exercise price for the Alvarion Ordinary Shares issuable upon exercise of such assumed Interwave Warrant will be equal to the quotient determined by dividing the exercise price per Interwave Share at which such Interwave Warrant was exercisable immediately prior to the Effective Time by the Option Exchange Ratio, rounded to the nearest whole cent. As soon as reasonably practicable after the Effective Time, Alvarion will issue to each holder of an outstanding Interwave Warrant a notice describing the foregoing assumptions of such Interwave Warrant by Alvarion. Alvarion shall take all corporate actions necessary to reserve for issuance a sufficient number of Alvarion Ordinary Shares for delivery upon exercise of all Interwave Warrants pursuant to the terms set forth in this Section 5.10. In the event that Alvarion at any time between the date of this Agreement and the Effective Time declares or pays any dividend on Alvarion Ordinary Shares payable in Alvarion Ordinary Shares or in any right to acquire Alvarion Ordinary Shares, or effects a subdivision of the outstanding Alvarion Ordinary Shares into a greater number of Alvarion Ordinary Shares (by stock dividends, combinations, splits, recapitalizations and the like), or in the event the outstanding Alvarion Ordinary Shares will be combined or consolidated, by reclassification or otherwise, into a lesser number of Alvarion Ordinary Shares, which dividend, subdivision or other action would become effective during the five trading days during which the Alvarion Share Price is calculated, then the Alvarion Share Price will be appropriately adjusted.

     5.11 Notification.

          (a) Interwave shall give prompt notice to Alvarion upon becoming aware that any representation or warranty made by it contained in this Agreement has become untrue or inaccurate, or of any failure of Interwave to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement, in each case, such that the conditions set forth in
Section 6.2(a) or 6.2(b) would not be satisfied; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

          (b) Alvarion shall give prompt notice to Interwave upon becoming aware that any representation or warranty made by it or Merger Sub contained in this Agreement has become untrue or inaccurate, or of any failure of Alvarion or Merger Sub to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement, in each case, such that the conditions set forth in Section 6.3(a) or 6.3(b) would not be satisfied; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

     5.12 Indemnification.

          (a) From and after the Effective Time, Alvarion will cause the Amalgamated Company to fulfill and honor in all respects the obligations of Interwave pursuant to any indemnification and exemption agreements in effect immediately prior to the Effective Time between Interwave and its current and former directors and officers (the "Indemnified Parties") and any indemnification and exculpation provisions under the Interwave Charter Documents as in effect on the date hereof. The Articles of Incorporation and other governing documents of the Amalgamated Company will contain provisions with respect to indemnification and exculpation that are at least as favorable to the Indemnified Parties as those contained in the Interwave Charter Documents as in effect on the date hereof, which provisions will not be amended, repealed or otherwise modified for a period of six (6) years from the Effective Time in any manner that would adversely affect the rights thereunder of individuals who were directors, officers, employees or agents of Interwave, unless such modification is required by law.

          (b) For a period of six (6) years after the Effective Time, Alvarion will cause the Amalgamated Company to maintain in effect the current policies of directors' and officers' liability insurance maintained by Interwave and its Subsidiaries. Alvarion may substitute therefor policies of substantially similar coverage containing terms and conditions that are not less advantageous in all material respects to the Indemnified Parties; provided, however, that in no event will Alvarion or the Amalgamated Company be required to expend an aggregate amount in excess of US$790,000 for such coverage.

          (c) The provisions of this Section 5.12 shall survive the consummation of the transactions contemplated by this Agreement at the Effective Time and continue for the periods specified in this Section 5.12 and are: (i) intended to be for the benefit of, and will be enforceable by, each of the Indemnified Parties and their respective heirs and representatives; and (ii) in addition to, and not in substitution for, any other rights to indemnification or contribution that any such person may have by contract or otherwise. In the event the Amalgamated Company or any of its respective successors or assigns consolidates or amalgamates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation, amalgamation or merger, or transfers all or substantially all of its assets to any person in a single transaction or series of related transactions, then, and in each such case, Alvarion shall make or cause to be made proper provision so that the successors and assigns of Interwave or the Amalgamated Company shall assume the indemnification obligations set forth in this Section 5.12 for the benefit of the Indemnified Parties.

     5.13 Assignment of Agreements. As soon as reasonably practicable following the execution of this Agreement, Interwave will use commercially reasonably efforts to arrange for the execution, by all applicable third parties, of all documents reasonably necessary for the assignment of the agreements that as of the Effective Time are to be assumed by the Amalgamated Company. To the extent that any Interwave Contract is not assignable to the Amalgamated Company without the consent of another party, this Agreement and the Amalgamation shall not constitute an assignment or an attempted assignment thereof if such assignment or attempted assignment would constitute a breach thereof. Interwave and Alvarion agree to use their reasonable commercial efforts (without any requirement on the part of Alvarion to pay any money or agree to any material change in the terms of any such Contract) to obtain the consent of such other party to the assignment of any such Contract to the Amalgamated Company, in all cases in which such consent is or may be required for such assignment. If any such consent shall not be obtained, Interwave agrees to cooperate with Alvarion in any reasonable arrangement designed to provide for Alvarion or the Amalgamated Company the benefits intended to be assigned to Alvarion under the relevant Contract. Notwithstanding the foregoing, the receipt of all consents necessary to assign to Alvarion the Contracts that are indicated on Schedule 6.2(d) (where such consent is required), will be a condition to Alvarion's obligation to effect the Closing.

     5.14 Alvarion Guaranty of Merger Sub Obligations. Alvarion shall cause Merger Sub to comply with all of its obligations under this Agreement and hereby guarantees such performance.

     5.15 Payment of Certain Accounts Payable and Closing Costs. Within five (5) days following the Closing Date, Alvarion shall, to the extent not previously paid by Interwave prior to the Closing Date, cause the Amalgamated Company to pay in full (the "Accounts Payable Costs") all accounts payable of Interwave and its Subsidiaries and all costs and expenses incurred by Interwave in connection with this Agreement and the Amalgamation (including but not limited to all banking, accounting, legal and printing fees and expenses) (the "Transaction Costs"). The Accounts Payable Costs are set forth on Schedule 5.15. Schedule
5.15 sets forth Interwave's estimates of the Transaction Costs as of the date of this Agreement and such Transaction Costs shall be updated by Interwave as of immediately prior to the Closing Date. All such fees are due upon the Closing. For the avoidance of doubt, all Transaction Costs and Accounts Payable set forth on Schedule 5.15, as updated as of the Closing, are due at closing and shall be paid in accordance in with this Section 5.15.

     5.16 Bridge Loan. Alvarion will loan Interwave $3 million (the "Loan Facility"). The $3 million of Loan Facility funds shall be delivered to an account designated by Interwave by wire transfer initiated by Alvarion no later than Wednesday, July 28, 2004, Tel Aviv time, for immediate transfer to such designated account. Interwave will use the proceeds of the Loan Facility to fund working capital requirements and operating activities. The Loan Facility will bear interest at 6% per annum and will be secured by a third priority security interest subordinate to Interwave's currently outstanding debt to financial institutions. Upon completion of the Amalgamation, all principal and accrued interest outstanding under the Loan Facility will be cancelled. In the event that the Amalgamation is not completed, or in the event that this Agreement is terminated prior to completion of the Amalgamation, all principal and accrued interest outstanding under the Loan Facility will be due and payable on the earlier of (i) the lapse of six months following the grant of the first loan by Alvarion to Interwave under the Loan Facility or (ii) 30 days following completion of an Acquisition Transaction.

     5.17 Corporate Authority. Contemporaneously with the Closing, Interwave shall cause each officer of Interwave to surrender his authority over all Interwave finances, including without limitation, all Interwave bank accounts, and evidence of the foregoing (in form and substance reasonably satisfactory to Alvarion). Contemporaneously with the Closing, Interwave also shall deliver to Alvarion such documents as are necessary or advisable (in form and substance reasonably satisfactory to Alvarion) to transfer authority over Interwave's finances, including without limitation, all Interwave bank accounts, to Alvarion and the Amalgamated Company.


                                   ARTICLE VI

                         CONDITIONS TO THE AMALGAMATION

     6.1 Conditions to Obligations of Each Party to Effect the Amalgamation. The respective obligations of each party to this Agreement to effect the Amalgamation shall be subject to the satisfaction at or prior to the Closing Date of the following conditions, any of which may be waived, in writing, by mutual agreement of Alvarion and Interwave:

          (a) Approval of Shareholders of Interwave. This Agreement, the Amalgamation and the transactions contemplated hereby shall have been approved and adopted by the requisite vote of the shareholders of Interwave in accordance with the Bermuda Act and the Interwave Charter Documents.

          (b) No Order; Competition Laws. No Governmental Entity shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) after the date hereof which is in effect and which has the effect of making the Amalgamation illegal or otherwise prohibiting consummation of the Amalgamation. All waiting periods under the HSR Act shall have expired or terminated. Any notification, waiting period, or approval requirements under the comparable competition laws of the jurisdictions, where the failure to satisfy such requirements would have a Material Adverse Effect on Interwave or Alvarion, shall have been satisfied.

          (c) Bermuda Governmental Approvals. All publications and filings required under the Bermuda Act, including the publications and filings set forth in Sections 5.1(a) and 5.1(b) shall have been performed, and all Bermuda Governmental Entity approvals required pursuant to the Bermuda Act for the consummation of the Amalgamation and the other transactions contemplated by this Agreement shall have been obtained, except for such filings in connection with Amalgamation that are required to be filed after the Effective Time.

          (d) Other Approvals. All other consents, authorizations, orders and approvals or filings with any third party or Governmental Entity in connection with the execution, delivery and consummation of this Agreement and the Amalgamation, where the failure to obtain such consent or approval would have a Material Adverse Effect on Interwave or Alvarion, shall have been obtained or made.

          (e) Proxy Statement. No order suspending the use of the Proxy Statement or any part thereof shall have been issued and no proceeding for that purpose shall have been initiated or threatened in writing by the SEC.

     6.2 Additional Conditions to the Obligations of Alvarion and Merger Sub. The obligations of Alvarion and Merger Sub to consummate and effect the Amalgamation shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, exclusively by Alvarion:

          (a) Representations and Warranties. Each representation and warranty of Interwave contained in this Agreement shall have been true and correct as of the date of this Agreement and shall be true and correct on and as of the Closing Date with the same force and effect as if made on and as of the Closing Date (other than those representations and warranties which address matters only as of a particular date, which representations and warranties shall have been true and correct as of such particular date) except in each case, or in the aggregate, as would not reasonably be expected to constitute a Material Adverse Effect on Interwave (provided, however, that such Material Adverse Effect qualification shall be inapplicable with respect to the representations and warranties contained in Sections 2.3(a), 2.19 and 2.21, which representations and warranties shall be true and correct in all material respects as of the applicable date, and with respect to the representations and warranties contained in Section 2.7(c), shall be true and correct in all respects). For purposes of determining the accuracy of such representations and warranties for purposes of determining whether this condition has been satisfied: (A) all "Material Adverse Effect" qualifications and other qualifications based on the word "material" or similar phrases (other than specified Dollar thresholds) contained in such representations and warranties shall be disregarded; and (B) any update of or modification to the Interwave Disclosure Schedule made or purported to have been made after the date of this Agreement shall be disregarded. Alvarion shall have received a certificate with respect to the foregoing signed on behalf of Interwave by the Chief Executive Officer and Chief Financial Officer of Interwave.

          (b) Agreements and Covenants. Interwave shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it at or prior to the Closing Date, and Alvarion shall have received a certificate to such effect signed on behalf of Interwave by the Chief Executive Officer and the Chief Financial Officer of Interwave.

          (c) Employment and Noncompetition Agreements. The Employment and Noncompetition Agreements shall be in full force and effect at the Closing Date and the officers listed in Schedule 6.2(c) shall have entered into new employment agreements and/or consulting agreements and non-competition agreements with the Amalgamated Company, in substantially the form set forth in Exhibit B.

          (d) Consents. Alvarion shall have received duly executed copies of the consents, waivers or approvals listed on Schedule 6.2(d) in substance reasonably satisfactory to Alvarion.

     6.3 Additional Conditions to the Obligations of Interwave. The obligation of Interwave to consummate and effect the Amalgamation shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, exclusively by Interwave:

          (a) Representations and Warranties. Each representation and warranty of Alvarion and Merger Sub contained in this Agreement shall have been true and correct as of the date of this Agreement and shall be true and correct on and as of the Closing Date with the same force and effect as if made on and as of the Closing Date (other than those representations and warranties which address matters only as of a particular date, which representations and warranties shall have been true and correct as of such particular date) except in each case, or in the aggregate, as would not reasonably be expected to constitute a Material Adverse Effect on Alvarion. For purposes of determining the accuracy of such representations and warranties for purposes of determining whether this condition has been satisfied: (A) all "Material Adverse Effect" qualifications and other qualifications based on the word "material" or similar phrases (other than dollar thresholds) contained in such representations and warranties shall be disregarded; and (B) any update of or modification to the Alvarion Disclosure Schedule made or purported to have been made after the date of this Agreement shall be disregarded. Interwave shall have received a certificate with respect to the foregoing signed on behalf of Alvarion by an authorized officer of Alvarion.

          (b) Agreements and Covenants. Alvarion and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by them on or prior to the Closing Date, and Interwave shall have received a certificate to such effect signed on behalf of Alvarion by an authorized officer of Alvarion.


                                  ARTICLE VII

                        TERMINATION, AMENDMENT AND WAIVER

     7.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after the requisite approval of the shareholders of Interwave:

          (a) by mutual written consent duly authorized by the Boards of Directors of Alvarion and Interwave;

          (b) by either Interwave or Alvarion, if the Amalgamation shall not have been consummated by October 31, 2004 for any reason; provided, however, that the right to terminate this Agreement under this Section 7.1(b) shall not be available to any party whose action or failure to act has been a principal cause of or resulted in the failure of the Amalgamation to occur on or before such date and such action or failure to act constitutes a material breach of this Agreement.

          (c) by either Interwave or Alvarion, if a Governmental Entity shall have issued an order, decree or ruling or taken any other action after the date hereof, in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the Amalgamation, which order, decree, ruling or other action shall have become final and nonappealable;

          (d) by either Interwave or Alvarion, if the required approvals of the shareholders of Interwave contemplated by this Agreement shall not have been obtained by reason of the failure to obtain the required vote at the Interwave General Meeting or at any adjournment or postponement thereof or by the holders of a majority of the outstanding Interwave Shares and three-fourths of the votes cast at the Interwave General Meeting; provided, however, that in such an event, Interwave shall reimburse Alvarion, within five (5) business days of such termination, for up to $500,000 of documented out-of-pocket expenses incurred by Alvarion prior to such date with respect to this Agreement and the transactions contemplated thereby; and provided further that in the event that Interwave completes an Acquisition Transaction during the six month period following such termination date or, in the case of an acquirer that had made an Acquisition Proposal to Interwave's Board of Directors after the date hereof and prior to the date of Interwave General Meeting, the 12 month period following such termination date, then Interwave shall pay Alvarion, upon the closing of the Alternative Agreement (as defined below) relating to the Acquisition Transaction for which such Acquisition Proposal had been made, the Termination Fee, as defined below. Any amounts paid by Interwave to Alvarion pursuant to its reimbursement obligation in the preceding sentence will be deducted from the amounts due to Alvarion as Termination Fee under this Section 7.1(d);

          (e) by Interwave, upon a breach of any representation, warranty, covenant or agreement on the part of Alvarion or Merger Sub set forth in this Agreement, or if any representation or warranty of Alvarion or Merger Sub shall have become untrue, in either case such that the conditions set forth in Section 6.3(a) or Section 6.3(b) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, provided, that if such inaccuracy in Alvarion's or Merger Sub's representations and warranties or breach by Alvarion or Merger Sub is curable by Alvarion or Merger Sub through the exercise of its commercially reasonable efforts, then Interwave may not terminate this Agreement under this Section 7.1(e) for thirty
(30) days after delivery of written notice from Interwave to Alvarion and Merger Sub of such breach, provided Alvarion or Merger Sub, as applicable, continues to exercise commercially reasonable efforts to cure such breach or inaccuracy (it being understood that Interwave may not terminate this Agreement pursuant to this paragraph (e) if such breach or inaccuracy by Alvarion or Merger Sub is cured during such thirty (30)-day period;

          (f) by Alvarion, upon a breach of any representation, warranty, covenant or agreement on the part of Interwave set forth in this Agreement, or if any representation or warranty of Interwave shall have become untrue, in either case such that the conditions set forth in Section 6.2(a) or Section 6.2(b) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, provided, that if such inaccuracy in Interwave's representations and warranties or breach by Interwave is curable by Interwave through the exercise of its commercially reasonable efforts, then Alvarion may not terminate this Agreement under this Section 7.1(f) for thirty (30) days after delivery of written notice from Alvarion to Interwave of such breach, provided Interwave continues to exercise commercially reasonable efforts to cure such breach or inaccuracy (it being understood that Alvarion may not terminate this Agreement pursuant to this paragraph (f) if such breach or inaccuracy by Interwave is cured during such thirty (30)-day period);

          (g) by Alvarion, if a Material Adverse Effect has occurred with respect to Interwave and its Subsidiaries taken as a whole; provided, that if such Material Adverse Effect is curable by Interwave or any of its Subsidiaries through the exercise of its commercially reasonable efforts, then Alvarion may not terminate this Agreement under this Section 7.1(g) for thirty (30) days after delivery of written notice from Alvarion to Interwave of such Material Adverse Effect, provided Interwave continues to exercise commercially reasonable efforts to cure such Material Adverse Effect (it being understood that Alvarion may not terminate this Agreement pursuant to this paragraph (g) if such Material Adverse Effect is cured during such thirty (30)-day period);

          (h) by Alvarion, if a Triggering Event (as defined below) shall have occurred, in which event Interwave shall pay Alvarion, within three (3) business days after demand by Alvarion, an amount equal to 5% of the total amount of consideration payable pursuant to this Agreement as a termination fee (the "Termination Fee"); or

          (i) by Interwave, in order to enter into a binding definitive agreement with a third party (an "Alternative Agreement"); provided such Alternative Agreement provides for a Superior Proposal in accordance with the provisions of Section 5.5 hereof; and provided that immediately prior to such termination, and as a condition to such termination, (i) Interwave shall have paid Alvarion the Termination Fee; (ii) Interwave shall have given Alvarion at least three (3) business days prior written notice of its intention to enter into an Alternative Agreement, which notice shall be accompanied by a correct and complete copy of such Alternative Agreement (and Interwave shall thereafter promptly provide Alvarion with correct and complete copies of any amendments or proposed amendments thereto), and during such period shall give Alvarion the opportunity to meet with Interwave to suggest such modifications to the terms hereof that Alvarion may deem advisable; and (iii) concurrently with such termination Interwave enters into such Alternative Agreement.

          (j) For the purposes of this Agreement, a "Triggering Event" shall be deemed to have occurred if: (i) the Board of Directors of Interwave or any committee thereof shall for any reason have withdrawn or shall have amended or modified in a manner materially adverse to Alvarion its recommendation in favor of, the approval of this Agreement, the Amalgamation or the transactions contemplated by this Agreement; (ii) Interwave shall have failed to include in the Proxy Statement the recommendation of the Board of Directors of Interwave in favor of the approval of this Agreement, the Amalgamation and the transactions contemplated by this Agreement; (iii) the Board of Directors of Interwave or any committee thereof shall have approved or publicly recommended any Acquisition Proposal (other than a confidentiality agreement as permitted by Section 5.5);
(iv) the provisions of Section 5.5 of this Agreement shall have been materially breached; (v) Interwave shall have entered into any letter of intent or similar document or any agreement, contract or commitment accepting any Acquisition Proposal; or (vi) a tender or exchange offer relating to securities of Interwave shall have been commenced by a person unaffiliated with Alvarion and Interwave shall not have sent to its security holders pursuant to Rule 14d-9 or 14e-2 promulgated under the Exchange Act, within ten (10) business days after such tender or exchange offer is first published, sent or given, a statement disclosing that Interwave recommends rejection of such tender or exchange offer.

          (k) Interwave acknowledges that the agreements contained in this
Section 7.1 with respect to the payment of the Termination Fee are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Alvarion would not enter into this Agreement; accordingly, if Interwave fails to pay in a timely manner the amounts due pursuant to this
Section 7.1 and, in order to obtain such payment, Alvarion makes a claim that results in a judgment against Interwave for the amounts set forth in this
Section 7.1, Interwave shall pay to Alvarion its reasonable costs and expenses (including reasonable attorneys' fees and expenses) in connection with such suit, together with interest on the amounts set forth in this Section 7.1 at the prime rate of Bank of America N.T. & S.A. in effect on the date such payment was required to be made. The Break-up fee shall be the exclusive remedy under this Agreement except for willful, intentional or material breaches of a covenant in this Agreement.

     7.2 Notice of Termination; Effect of Termination. Any termination of this Agreement under Section 7.1 above will be effective immediately upon (or, if the termination is pursuant to Section 7.1(e), Section 7.1(f) or Section 7.1(g) and the proviso therein is applicable, thirty (30) days after) the delivery of written notice of the terminating party to the other parties hereto. In the event of the termination of this Agreement as provided in Section 7.1, this Agreement shall be of no further force or effect, except (i) as set forth in
Section 7.1, this Section 7.2, Section 7.3 and Article VIII (General Provisions), each of which shall survive the termination of this Agreement, and
(ii) nothing herein shall relieve any party from liability for any intentional or willful breach of this Agreement. No termination of this Agreement shall affect the obligations of the parties contained in the Confidentiality Agreement, all of which obligations shall survive termination of this Agreement in accordance with their terms.

     7.3 Fees and Expenses. Except as set forth in Section 7.1with respect to the Termination Fee, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses whether or not the Amalgamation is consummated.

     7.4 Amendment. Subject to applicable law, this Agreement may be amended by the parties hereto at any time by execution of an instrument in writing signed on behalf of each of Alvarion and Interwave.

     7.5 Extension; Waiver. At any time prior to the Effective Time, any party hereto may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto,
(ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. Delay in exercising any right under this Agreement shall not constitute a waiver of such right.

                                  ARTICLE VIII

                               GENERAL PROVISIONS

     8.1 Non-Survival of Representations and Warranties. The representations and warranties of Interwave, Alvarion and Merger Sub contained in this Agreement shall terminate at the Effective Time. The covenants contained in this Agreement that by their terms survive the Effective Time shall survive the Effective Time.

     8.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given when delivered personally or by commercial delivery service, or sent via telecopy (receipt confirmed) to the parties at the following addresses or telecopy numbers (or at such other address or telecopy numbers for a party as shall be specified by like notice):

          (a) if to Alvarion or Merger Sub, to:
              Alvarion Ltd.
              21A HaBarzel St.
              Tel Aviv 69710
              Fax: 03-6456222
              Attn: General Counsel

          with a copy to:

              Naschitz, Brandes & Co.
              5 Tuval Street
              Tel-Aviv, Israel
              Fax: +972 3 623 5021
              Attention: Sharon A. Amir, Adv.

          (b) if to Interwave, to:
              Interwave Communications International Ltd.
              2495 Leghorn Street
              Mountain View, California  94043
              Fax:(650) 967-3744
              Attn: Erwin Leichtle, Chief Executive Officer

          with a copy to:

              Wilson, Sonsini, Goodrich & Rosati
              650 Page Mill Road
              Pal Alto, CA 94304
              Fax: + 650 493 6811
              Attention: Christopher D. Mitchell, Esq.

     8.3 Interpretation; Knowledge. (a) When a reference is made in this Agreement to Exhibits, such reference shall be to an Exhibit to this Agreement unless otherwise indicated. When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement. Unless otherwise indicated the words "include," "includes" and "including" when used herein shall be deemed in each case to be followed by the words "without limitation." The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. When reference is made herein to "the business of" an entity, such reference shall be deemed to include the business of all direct and indirect subsidiaries of such entity. Reference to the subsidiaries of an entity shall be deemed to include all direct and indirect subsidiaries of such entity.

          (b) The word "agreement" when used herein shall be deemed in each case to mean any contract, commitment or other agreement, whether oral or written, which is legally binding.

          (c) For purposes of this Agreement, (i) the term "person" shall mean any individual, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization, entity or Governmental Entity and (ii) the term "Subsidiary" means, with respect to any person, any corporation or other legal entity of which such person owns, directly or indirectly, more than fifty percent (50%) of the outstanding stock or other equity interests.

          (d) When used in connection with Alvarion, or Interwave, as the case may be, the term "Material Adverse Effect" means any change, event, violation, inaccuracy, circumstance or effect that, individually or when taken together with all other such changes, events, violations, inaccuracies, circumstances or effects that have occurred prior to the date of determination of the occurrence of the Material Adverse Effect, is or is reasonably likely to be materially adverse to the business, assets (including intangible assets), financial condition or results of operations of such entity and its Subsidiaries, taken as a whole; provided, however, that in no event shall any of the following, alone or in combination, be deemed to constitute, nor shall any of the following be taken into account in determining whether there has been or will be, a Material Adverse Effect on any entity: (i) any change in such entity's stock price or trading volume in and of itself (but not excluding the underlying cause of any such change pursuant to this clause (i)); (ii) any change, event, violation, inaccuracy, circumstance or effect that results from changes, events or circumstances affecting (A) any of the industries in which such entity operates generally, or (B) general economic conditions (which changes, events or circumstances in the case of (A) and (B) do not disproportionately affect such entity); (iii) any change, event, violation, inaccuracy, circumstance or effect resulting from public announcement or pendency of this Agreement and the Amalgamation, including any loss, diminution or disruption, whether actual or threatened, of existing or prospective customer, distributor or supplier relationships that results therefrom; (iv) any change, event, violation, inaccuracy, circumstance or effect resulting from acts of war or terrorism or any escalation thereof in and of itself (but excluding any changes or effect uniquely on or uniquely with respect to Interwave resulting from any such act pursuant to this clause (iv)); (v) any change, event, violation , inaccuracy, circumstance or effect that results from any action or inaction taken by Alvarion; or (vi) the institution of litigation against Interwave or any of its officers or directors alleging breach of their fiduciary duties in connection with the entry into this Agreement.

          (e) The words "foreign" and "domestic" when used herein shall be deemed a reference to a country outside the United States and the United States, respectively.

          (f) "Knowledge" of a party with respect to any fact or other matter in question means the actual knowledge of any of the executive officers or directors of such party or the knowledge that any of such executive officers would be reasonably expected to have after making due and diligent inquiry of those executive officers employed by such party who would reasonably be expected to have actual knowledge of the fact or other matter in question.

     8.4 Counterparts. This Agreement may be executed in one or more counterparts (including counterparts executed and delivered by facsimile, which shall be as counterparts executed and delivered manually), all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood and agreed that all parties need not sign the same counterpart.

     8.5 Entire Agreement; Third Party Beneficiaries. This Agreement and the documents and instruments and other agreements among the parties hereto as contemplated by or referred to herein, including the Confidentiality Agreement, the Interwave Disclosure Schedule and the Alvarion Disclosure Schedule (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, it being understood that the Confidentiality Agreement shall continue in full force and effect until the Closing and shall survive any termination of this Agreement; and (b) are not intended to confer upon any other person any rights or remedies hereunder, except as specifically provided in Section 5.12.

     8.6 Severability. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

     8.7 Other Remedies; Specific Performance. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

     8.8 Applicable Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York, without giving effect to conflict of law provisions. Each of the parties hereto irrevocably consents to the exclusive jurisdiction and venue of any court within the State of New York, in connection with any matter based upon or arising out of this Agreement or the matters contemplated herein, agrees that process may be served upon them in any manner authorized by the laws of the State of New York for such persons and waives and covenants not to assert or plead any objection which they might otherwise have to such jurisdiction, venue and such process.

     8.9 Rules of Construction. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

     8.10 Assignment. No party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized respective officers as of the date first written above.

Date: 27 July , 2004

                               Alvarion Ltd.

                               /s/ Zvi Slonimsky
                               -----------------
                               Zvi Slonimsky
                               Chief Executive Officer

                               /s/ Dafna Gruber
                               ----------------
                               Dafna Gruber
                               Chief Financial Officer


                               Interwave Communications International Ltd.

                               /s/ Erwin Leichtle
                               ------------------
                               Erwin Leichtle
                               President and Chief Executive Officer

                               /s/ Cal R. Hoagland
                               -------------------
                               Cal R. Hoagland
                               Senior Vice President and Chief Financial Officer


                               Alvarion Mobile Inc.

                               /s/ Zvi Slonimsky
                               -----------------
                               Zvi Slonimsky
                               Chief Executive Officer

                               /s/ Dafna Gruber
                               ----------------
                               Dafna Gruber
                               Chief Financial Officer

                                 AMENDMENT NO. 1
                                     OF THE

                       AGREEMENT AND PLAN OF AMALGAMATION

     THIS AMENDMENT NO. 1 OF THE AGREEMENT AND PLAN OF AMALGAMATION (this "Amendment"), amends the Agreement and Plan of Amalgamation by and among ALVARION LTD., an Israeli company ("Alvarion"), ALVARION MOBILE INC., a Delaware corporation and wholly owned subsidiary of Alvarion ("Merger Sub") and INTERWAVE COMMUNICATIONS INTERNATIONAL LTD., a Bermuda company ("Interwave"), dated July 27, 2004 (the "Amalgamation Agreement"), and is entered into as of August 25, 2004. Capitalized terms not otherwise defined in this Amendment have the meaning given them in the Amalgamation Agreement.


                              W I T N E S S E T H:

          WHEREAS, Alvarion, Merger Sub and Interwave entered into that certain Amalgamation Agreement relating to the amalgamation of Interwave with and into Merger Sub;

          WHEREAS, the parties hereto desire to amend the Amalgamation Agreement, as set forth herein; and

          WHEREAS, except for this Amendment, the parties to this Amendment hereby agree that the Amalgamation Agreement shall continue in full force and effect as originally executed and delivered.

          NOW, THEREFORE, BE IT RESOLVED, in consideration of the agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

     8.11 Alvarion, in its sole discretion and prior to the Effective Time, shall have the right to substitute another entity in place of Alvarion Mobile Inc. (a "Substituted Merger Sub"), provided, that, (i) such Substituted Merger Sub is a Delaware corporation and wholly-owned by Alvarion, (ii) Alvarion provides Interwave at least three (3) business days prior written notice of such substitution; and (iii) no such substitution may be made at a point in time that would under the Amalgamation Agreement materially delay the Closing. In the event of such substitution, any reference in this Amendment or the Amalgamation Agreement to "Merger Sub" shall refer to such Substituted Merger Sub. In the event a Substituted Merger Sub is designated pursuant to this Section 1, such Substituted Merger Sub shall execute the Amalgamation Agreement and this Amendment, and shall become bound thereby and hereby to the same extent as if such Substituted Merger Sub were the original Merger Sub thereunder and hereunder.

     8.12 Section 1.3(c) of the Amalgamation Agreement shall be amended and restated in its entirety to read as follows:

          "Non-exchanged Stock. Notwithstanding the provisions of Section 1.3(b), at the Effective Time, each Interwave Share that is owned by Merger Sub, Alvarion or any direct or indirect wholly-owned subsidiary of Interwave or of Alvarion immediately prior to the Effective Time, shall be canceled, shall not be exchanged under Section 1.3(b) and no Per Share Consideration shall be delivered with respect thereto."

     8.13 The following section shall be added as Section 1.9 to the Amalgamation Agreement:

     "1.9 Certificate of Incorporation and Bylaws of Amalgamated Company.

          (a) Certificate of Incorporation. As of the Effective Time, by virtue of the Amalgamation and without any action on the part of Merger Sub or Interwave, the Memorandum of Association of Interwave will cease to have effect and the Certificate of Incorporation of the Amalgamated Company shall be the same as the Certificate of Incorporation of Merger Sub, as in effect immediately prior to the Effective Time, subject to Section 5.12 hereof, until thereafter amended in accordance with the Delaware Code and such Certificate of Incorporation.

          (b) Bylaws. As of the Effective Time, by virtue of the Amalgamation and without any action on the part of Merger Sub or Interwave, the Bye-laws of Interwave will cease to have effect and the Bylaws of the Amalgamated Company shall be the same as the Bylaws of Merger Sub, as in effect immediately prior to the Effective Time, subject to Section 5.12 hereof, until thereafter amended in accordance with the Delaware Code, the Certificate of Incorporation of the Amalgamated Company and such Bylaws."

     8.14 The following section shall be added as Section 1.10 to the Amalgamation Agreement:

          "1.10 Directors of the Amalgamated Company. The initial directors of the Amalgamated Company shall be the directors of Merger Sub as of immediately prior to the Effective Time, until their respective successors are duly elected or appointed and qualified. The names and addresses of the persons who will be directors of the Amalgamated Company at the Effective Time are as follows:

         Anthony Maher - c/o Alvarion Ltd., 21A HaBarzel Street, Tel Aviv,
                         Israel  69710

         David Kettler - c/o Alvarion Ltd., 21A HaBarzel Street, Tel Aviv,
                         Israel  69710

         Zvi Slonimsky - c/o Alvarion Ltd., 21A HaBarzel Street, Tel Aviv,
                         Israel  69710

     8.15 Section 5.10 of the Amalgamation Agreement shall be amended and restated in its entirety to read as follows:

     "Interwave Warrants. At the Effective Time, each outstanding Interwave Warrant, whether or not exercisable, will be assumed by Alvarion, and will continue to have, and be subject to, the same terms and conditions set forth in the applicable warrant agreement. For the avoidance of doubt, after the Effective Time, each outstanding Interwave Warrant will be exercisable at the same exercise price per share as immediately prior to the Effective Time, and upon exercise, the holder of such

     Interwave Warrant will receive an amount of cash equal to the product of the number of Interwave Shares that were issuable upon exercise of such Interwave Warrant immediately prior to the Effective Time multiplied by the Per Share Consideration."

     8.16 The following paragraph shall be added immediately following the sole paragraph in Section 5.9(a) of the Amalgamation Agreement:

          "The foregoing notwithstanding, in the event Alvarion elects not to assume the outstanding options to purchase Interwave Shares under Interwave's 2001 Supplemental Stock Option Plan (the "2001 Plan"), each Interwave Share Option outstanding under the 2001 Plan (each, a "2001 Option") will be terminated at the Effective Time; provided, however, that effective as of 3 calendar days prior to the Effective Time, 25% of any unvested portion of each 2001 Option shall be accelerated and shall become vested. As soon as practicable following the Effective Time and in no event later than 10 calendar days following the Effective Time, the Board of Directors of Alvarion shall grant each of the holders of the 2001 Options so terminated an option to purchase Alvarion Ordinary Shares under the appropriate Alvarion stock option plan (as determined by Alvarion) (the "Replacement Options"), provided, that, (i) each Replacement Option will be exercisable (or will become exercisable in accordance with its terms) for that number of whole Alvarion Ordinary Shares equal to the product (rounded down to the nearest whole number of Alvarion Ordinary Shares) of the number of Interwave Shares that were issuable upon exercise of the unvested portion of such Interwave Share Option immediately prior to the Effective Time (and after the 25% acceleration referenced above) multiplied by the Option Exchange Ratio and (ii) the per share exercise price for each Alvarion Ordinary Share issuable upon exercise of such Replacement Option will be equal to the quotient (rounded up to the nearest whole cent) determined by dividing the exercise price per Interwave Share at which such Interwave Share Option was exercisable immediately prior to the Effective Time by the Option Exchange Ratio, rounded up to the nearest whole cent. The Replacement Options shall vest according to the vesting schedule of the 2001 Option being replaced (which, for the avoidance of doubt, shall be shortened by the period during which the shares subject to the 25% acceleration referenced above would otherwise have vested). For the purposes of this Agreement, "Alvarion Ordinary Share" shall mean each Ordinary Share, par value, New Israeli Shekels (NIS) 0.01 per share, in the capital of Alvarion."

     8.17 This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     8.18 This Amendment, when executed by the parties hereto as of the date hereof, shall be binding upon each such party.

     8.19 This Amendment shall be governed by and construed in accordance with the laws of the State of New York without reference to such state's principles of conflicts of law.

     8.20 To the extent not inconsistent with this Amendment, the Amalgamation Agreement remains in full force and effect as originally executed and delivered.

     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed and delivered by their duly authorized officers as of the date first written above.

Date: 25 August, 2004


                               ALVARION LTD.

                               /s/ Zvi Slonimsky
                               -----------------
                               Zvi Slonimsky
                               Chief Executive Officer

                               /s/ Dafna Gruber
                               ----------------
                               Dafna Gruber
                               Chief Financial Officer


                               ALVARION MOBILE INC.

                               /s/ Zvi Slonimsky
                               -----------------
                               Zvi Slonimsky
                               Chief Executive Officer

                               /s/ Dafna Gruber
                               ----------------
                               Dafna Gruber
                               Chief Financial Officer


                               INTERWAVE COMMUNICATIONS INTERNATIONAL LTD.

                               /s/ Erwin Leichtle
                               ------------------
                               Erwin Leichtle
                               President and Chief Executive Officer

                               /s/ Cal R. Hoagland
                               -------------------
                               Cal R. Hoagland
                               Senior Vice President and Chief Financial Officer

                                 AMENDMENT NO. 2
                                     OF THE

                       AGREEMENT AND PLAN OF AMALGAMATION

     THIS AMENDMENT NO. 2 OF THE AGREEMENT AND PLAN OF AMALGAMATION (this "Amendment"), amends the Agreement and Plan of Amalgamation by and among ALVARION LTD., an Israeli company ("Alvarion"), ALVARION MOBILE INC., a Delaware corporation and wholly owned subsidiary of Alvarion ("Merger Sub") and INTERWAVE COMMUNICATIONS INTERNATIONAL LTD., a Bermuda company ("Interwave"), dated July 27, 2004 (the "Amalgamation Agreement"), and is entered into as of October 16, 2004. Capitalized terms not otherwise defined in this Amendment shall have the meaning given to them in the Amalgamation Agreement.


                              W I T N E S S E T H:

          WHEREAS, Alvarion, Merger Sub and Interwave entered into that certain Amalgamation Agreement relating to the amalgamation of Interwave with and into Merger Sub, as amended by Amendment No. 1 of the Amalgamation Agreement (the "First Amendment");

          WHEREAS, the parties hereto desire to amend the Amalgamation Agreement, as set forth herein; and

          WHEREAS, except for this Amendment and the First Amendment, the parties to this Amendment hereby agree that the Amalgamation Agreement shall continue in full force and effect as originally executed and delivered.

          NOW, THEREFORE, BE IT RESOLVED, in consideration of the agreements set forth herein, and the parties' desire to resolve the disagreements between them, the parties hereto hereby agree as follows:

     C. Recital A of the Amalgamation Agreement shall be amended and restated in its entirety to read as follows:

          "Upon the terms and subject to the conditions of this Agreement, Interwave and Merger Sub will amalgamate and merge with each other in accordance with Section 104B of the Bermuda Companies Act 1981 (the "Bermuda Act") and Section 252 of the Delaware General Corporation Law (the "Delaware Code") (the "Amalgamation", and such amalgamated and merged entity, the "Amalgamated Company"), such that the Amalgamated Company will be a Delaware corporation and following which, pursuant to the Delaware Code, the separate corporate existence of Interwave will cease and the Amalgamated Company will become a wholly owned subsidiary of Alvarion, and each Interwave Share will be exchanged for cash in the amount of US$4.18, all in accordance with this Agreement, the Bermuda Act and the Delaware Code; and"

     D. Section 1.3(b) of the Amalgamation Agreement shall be amended and restated in its entirety to read as follows:

          "Exchange of Interwave Shares. Each Common Share, par value US$0.01 per share, in the capital of Interwave (the "Interwave Shares") issued and outstanding immediately prior to the Effective Time, other than any Interwave Shares owned by any direct or indirect wholly-owned subsidiary of Interwave, shall automatically be converted into and represent solely the right to receive an amount equal to US$ 4.18 (the "Per Share Consideration"), subject to the provisions of Section 1.3(e), payable to each person who was a registered holder of such Interwave Share immediately prior to the Effective Time upon surrender of the certificate representing such Interwave Share in the manner provided in Section 1.4 (or in the case of a lost, stolen, destroyed or unissued certificate, upon delivery of an affidavit (and bond, if required) in the manner provided in Section 1.6)."

     E. Section 2.28 will be added to the Amalgamation Agreement to read as follows:

          "Quarterly Results. To Interwave's knowledge, its revenues, order intake and cash collection for the fiscal quarter ended September 30, 2004 are as set forth in Section 2.28 of the Disclosure Schedule. The foregoing are based on Interwave management estimates and have not been reviewed by Interwave's independent auditors."

     F. Section 5.16 of the Amalgamation Agreement shall be amended and restated in its entirety to read as follows:

          "Bridge Loan. According to the terms of the Amalgamation Agreement, Alvarion will loan Interwave $3 million on July 28, 2004 (the "Initial Loan"). According to the terms of the Amendment, Alvarion will loan Interwave $5 million (the "Subsequent Loan" and, together with the Initial Loan, the "Loan Facility"). Of the Subsequent Loan, $3 million shall be delivered to an account designated by Interwave by wire transfer initiated by Alvarion for immediate transfer to such designated account within 3 calendar days following the date of this Amendment, and the remaining $2 million shall be delivered to Interwave on October 30, 2004 (the "Second Portion of the Subsequent Loan"). $1 million of the Second Portion of the Subsequent Loan (the "PFG Payment Amount") shall be paid by Interwave promptly to Partners For Growth ("PFG") in accordance with the terms of the loan made available to Interwave by PFG on September 10, 2004. Interwave will use the proceeds of the Loan Facility (other than the PFG Payment Amount) to fund working capital requirements and operating activities. The Loan Facility will bear interest at 6% per annum and will be secured by a third priority security interest subordinate to Interwave's currently outstanding debt to financial institutions. Upon completion of the

     Amalgamation, all principal and accrued interest outstanding under the Loan Facility will be cancelled. In the event that the Amalgamation is not completed, or in the event that this Agreement is terminated prior to completion of the Amalgamation, all principal and accrued interest outstanding under the Loan Facility will be due and payable on the earlier of (i) the lapse of six months following the grant of the Subsequent Loan by Alvarion to Interwave under the Loan Facility or (ii) 30 days following completion of an Acquisition Transaction."

     G. Section 6.2(a) of the Amalgamation Agreement shall be amended and restated in its entirety to read as follows:

          "Representations and Warranties. Each representation and warranty of Interwave contained in this Agreement shall have been true and correct as of October 16, 2004 and shall be true and correct on and as of the Closing Date with the same force and effect as if made on and as of the Closing Date (other than those representations and warranties which address matters only as of a particular date, which representations and warranties shall have been true and correct as of such particular date) except in each case, or in the aggregate, as would not reasonably be expected to constitute a Material Adverse Effect on Interwave (provided, however, that such Material Adverse Effect qualification shall be inapplicable with respect to the representations and warranties contained in Sections 2.3(a), 2.19 and 2.21, which representations and warranties shall be true and correct in all material respects as of the applicable date, and with respect to the representations and warranties contained in Section 2.7(c), shall be true and correct in all respects). For purposes of determining the accuracy of such representations and warranties for purposes of determining whether this condition has been satisfied: (A) all "Material Adverse Effect" qualifications and other qualifications based on the word "material" or similar phrases (other than specified Dollar thresholds) contained in such representations and warranties shall be disregarded; and (B) any update of or modification to the Interwave Disclosure Schedule made or purported to have been made after October 16, 2004 shall be disregarded. Alvarion shall have received a certificate with respect to the foregoing signed on behalf of Interwave by the Chief Executive Officer and Chief Financial Officer of Interwave."

          Interwave has delivered to Alvarion, concurrently herewith, the Interwave Disclosure Schedule, updated as of October 16, 2004 (except for disclosures which address matters only as of a particular date, which shall be true and correct as of such particular date).

     H. Section 7.1(b) of the Amalgamation Agreement shall be amended and restated in its entirety to read as follows:

          "by either Interwave or Alvarion, if the Amalgamation shall not have been consummated by December 31, 2004 for any reason; provided, however, that the right to terminate this Agreement under this Section 7.1(b) shall not be available to any party whose action or failure to act has been a principal cause of or resulted in the failure of the Amalgamation to occur on or before such date and such action or failure to act constitutes a material breach of this Agreement."

     I. Section 8.3(d) of the Amalgamation Agreement shall be amended and restated in its entirety to read as follows:

          "When used in connection with Alvarion, or Interwave, as the case may be, the term "Material Adverse Effect" means any change, event, violation, inaccuracy, circumstance or effect that, individually or when taken together with all other such changes, events, violations, inaccuracies, circumstances or effects that have occurred prior to the date of determination of the occurrence of the Material Adverse Effect, is or is reasonably likely to be materially adverse to the business, assets (including intangible assets), financial condition or results of operations of such entity and its Subsidiaries, taken as a whole; provided, however, that in no event shall any of the following, alone or in combination, be deemed to constitute, nor shall any of the following be taken into account in determining whether there has been or will be, a Material Adverse Effect on any entity: (i) any change in such entity's stock price or trading volume in and of itself (but not excluding the underlying cause of any such change pursuant to this clause (i)); (ii) any change, event, violation, inaccuracy, circumstance or effect that results from changes, events or circumstances affecting (A) any of the industries in which such entity operates generally, or (B) general economic conditions (which changes, events or circumstances in the case of (A) and (B) do not disproportionately affect such entity); (iii) any change, event, violation, inaccuracy, circumstance or effect resulting from public announcement or pendency of this Agreement and the Amalgamation, including any loss, diminution or disruption, whether actual or threatened, of existing or prospective customer, distributor or supplier relationships that results therefrom; (iv) any change, event, violation, inaccuracy, circumstance or effect resulting from acts of war or terrorism or any escalation thereof in and of itself (but excluding any changes or effect uniquely on or uniquely with respect to Interwave resulting from any such act pursuant to this clause (iv)); (v) any change, event, violation, inaccuracy, circumstance or effect that results from any action or inaction taken by Alvarion; (vi) the institution of litigation against Interwave or any of its officers or directors alleging breach of their fiduciary duties in connection with the entry into this Agreement or (vii) Interwave's revenues, order intake, cash collection, financial condition or results of operations for the fiscal quarter ended September 30, 2004 and/or the fiscal quarter ended December 31, 2004 (the "Quarterly Results") or the failure of the Quarterly Results to meet Interwave's internal projections."

     J. Section 6.1(d) and the second sentence of Section 6.1(b) of the Amalgamation Agreement shall be deleted and have no force and effect as conditions to each party's obligation to consummate and effect the Amalgamation under Section 6.1. The foregoing notwithstanding, each party shall make commercially reasonable efforts to satisfy the conditions in Section 6.1(b) and
Section 6.1(d) prior to the Closing Date.

     K. Section 6.2(c) of the Amalgamation Agreement shall be amended and restated in its entirety to read as follows:

          "Mr. Leichtle and at least two of the other persons listed in Schedule 6.2(c) shall have entered into new employment agreements and/or consulting agreements and non-competition agreements with the Amalgamated Company, in substantially the form set forth in Exhibit B or, in the case of such persons whose roles have been redefined, on such terms as may be agreed upon between the affected individual and Alvarion."

     L. Schedule 6.2(d) shall be amended and restated in its entirety to read as follows:

     "Schedule 6.2(d).Consents, waivers or approvals for The Qualcomm Agreements shall be obtained prior to the consummation of this Agreement."

     M. (a) Within five business days following the date hereof, interWave shall dismiss without prejudice the complaint it had filed against Alvarion on October 4, 2004 in the United States District Court for the Southern District of New York entitled Interwave Communications International, Ltd. v. Alvarion Limited, Case No. 04 CV 7841, which complaint shall be dismissed with prejudice upon the consummation of the Amalgamation.

          (b) Interwave hereby forever relieves, releases, and discharges Alvarion and any of its affiliated or related corporations and entities, and each of their respective present and former officers, directors, agents, employees, representatives, administrators, accountants, attorneys, investigators, insurers, partners, associates, successors, and assigns, in any and all capacities (including but not limited to the fiduciary, representative or individual capacity of any released person or entity), and any Person owned by or affiliated with any of the above, from any and all claims, damages, actions, and causes of action, of whatever kind or nature, including without limitation any statutory, civil, administrative or common law claim arising out of any act or omission known to Interwave on the date hereof; provided, however, that the release set forth in this Section 11(b) shall be deemed null and void in the event that Alvarion breaches the Amalgamation Agreement, as amended hereby.

          (c) Alvarion hereby forever relieves, releases, and discharges Interwave and any of its affiliated or related corporations and entities, and each of their respective present and former officers, directors, agents, employees, representatives, administrators, accountants, attorneys, investigators, insurers, partners, associates, successors, and assigns, in any and all capacities

(including but not limited to the fiduciary, representative or individual capacity of any released person or entity), and any Person owned by or affiliated with any of the above, from any and all claims, damages, actions, and causes of action, of whatever kind or nature, including without limitation any statutory, civil, administrative or common law claim arising out of any act or omission known to Alvarion on the date hereof; provided, however, that the release set forth in this Section 11(c) shall be deemed null and void in the event that Interwave breaches the Amalgamation Agreement, as amended hereby.

     N. Schedule 2.3(c) of the Interwave Disclosure Schedule lists (i) an option grant, dated 5/9/04, to Cal R. Hoagland to purchase 11,000 Interwave common shares at an exercise price of $3.34 per share under Interwave's 2001 Supplemental Stock Plan and (ii) an option grant, dated 5/9/04, to Lars Lindell to purchase 5,000 Interwave common shares at an exercise price of $3.34 per share under Interwave's 2001 Supplemental Stock Plan. Schedule 2.3(c) of the Interwave Disclosure Schedule shall hereby be amended to indicate that each such stock option identified in the foregoing paragraph was granted under Interwave's 1999 Option Plan.

     O. This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     P. This Amendment, when executed by the parties hereto as of the date hereof, shall be binding upon each such party.

     Q. This Amendment shall be governed by and construed in accordance with the laws of the State of New York without reference to such state's principles of conflicts of law.

     R. To the extent not inconsistent with this Amendment and the First Amendment, the Amalgamation Agreement remains in full force and effect as originally executed and delivered.

     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed and delivered by their duly authorized officers as of the date first written above.

     Date: 16 October, 2004

                               ALVARION LTD.

                               /s/ Zvi Slonimsky
                               -----------------
                               Zvi Slonimsky
                               Chief Executive Officer

                               /s/ Dafna Gruber
                               ----------------
                               Dafna Gruber
                               Chief Financial Officer


                               ALVARION MOBILE INC.

                               /s/ Zvi Slonimsky
                               -----------------
                               Zvi Slonimsky
                               Chief Executive Officer

                               /s/ Dafna Gruber
                               ----------------
                               Dafna Gruber
                               Chief Financial Officer


                               INTERWAVE COMMUNICATIONS INTERNATIONAL LTD.

                               /s/ Erwin Leichtle
                               ------------------
                               Erwin Leichtle
                               President and Chief Executive Officer

                               /s/ Cal R. Hoagland
                               -------------------
                               Cal R. Hoagland
                               Senior Vice President and Chief Financial Officer